Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Independent Auditor's Report

To the Board of Directors and Shareholder of Assured Guaranty Corp.:

We have audited the accompanying consolidated financial statements of Assured Guaranty Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and December 31, 2011, and the related consolidated statements of operations, of comprehensive income, of shareholder's equity and of cash flows for each of the three years ended December 31, 2012.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for the costs associated with acquiring or renewing insurance contracts in 2012 and the manner in which it accounts for variable interest entities in 2010. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 8, 2013

Assured Guaranty Corp.
Consolidated Balance Sheets
(dollars in millions except per share and share amounts)

	As of December 31,
	2012	2011
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,543 and $2,622)	$2,723	$2,749
Short-term investments, at fair value	130	152
Other invested assets	63	12
Total investment portfolio	2,916	2,913
Cash	17	31
Premiums receivable, net of ceding commissions payable	250	232
Ceded unearned premium reserve	362	364
Reinsurance recoverable on unpaid losses	147	132
Salvage and subrogation recoverable	67	50
Credit derivative assets	388	274
Deferred tax asset, net	371	209
Financial guaranty variable interest entities’ assets, at fair value	818	763
Other assets	174	105
Total assets	$5,510	$5,073
Liabilities and shareholder’s equity
Unearned premium reserve	$1,125	$1,190
Loss and loss adjustment expense reserve	308	296
Reinsurance balances payable, net	95	93
Note payable to affiliate	300	300
Credit derivative liabilities	1,512	895
Current income tax payable	36	1
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	484	471
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	374	358
Other liabilities	169	129
Total liabilities	4,403	3,733
Commitments and contingencies (See Note 16)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,037	1,037
Retained earnings (deficit)	(56)	214
Accumulated other comprehensive income, net of tax of $59 and $40	111	74
Total shareholder’s equity	1,107	1,340
Total liabilities and shareholder’s equity	$5,510	$5,073

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2012	2011	2010
Revenues
Net earned premiums	$98	$93	$107
Net investment income	100	99	88
Net realized investment gains (losses):
Other-than-temporary impairment losses	(37)	(3)	(1)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	(26)	1	—
Other net realized investment gains (losses)	5	5	3
Net realized investment gains (losses)	(6)	1	2
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(98)	(19)	74
Net unrealized gains (losses)	(400)	346	(149)
Net change in fair value of credit derivatives	(498)	327	(75)
Fair value gain (loss) on committed capital securities	(10)	20	7
Fair value gains (losses) on financial guaranty variable interest entities	95	(71)	3
Other income	(1)	11	(4)
Total revenues	(222)	480	128
Expenses
Loss and loss adjustment expenses	47	(17)	109
Amortization of deferred acquisition costs	3	4	6
Interest expense	15	15	15
Other operating expenses	69	70	100
Total expenses	134	72	230
Income (loss) before income taxes	(356)	408	(102)
Provision (benefit) for income taxes
Current	37	5	26
Deferred	(178)	121	(74)
Total provision (benefit) for income taxes	(141)	126	(48)
Net income (loss)	$(215)	$282	$(54)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2012	2011	2010
Net income (loss)	$(215)	$282	$(54)
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $23, $38 and $(8)	44	70	(15)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(7), $0, and $2	(14)	0	3
Unrealized holding gains (losses) arising during the period, net of tax	30	70	(12)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(2), $1 and $1	(4)	2	1
Change in net unrealized gains on investments	34	68	(13)
Change in cumulative translation adjustment, net of tax provision (benefit) of $1, $(1) and $0	3	(1)	0
Other comprehensive income (loss)	37	67	(13)
Comprehensive income (loss)	$(178)	$349	$(67)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2012, 2011 and 2010

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2009 (as originally reported)	$—	$15	$1,037	$152	$20	$1,224
Cumulative effect of accounting change - deferred acquisition costs (Note 5)	—	—	—	(46)	—	(46)
Balance at December 31, 2009 (as adjusted)	—	15	1,037	106	20	1,178
Cumulative effect of accounting change - consolidation of variable interest entities effective January 1, 2010 (Note 10)	—	—	—	(40)	—	(40)
Balance, January 1, 2010	—	15	1,037	66	20	1,138
Net loss	—	—	—	(54)	—	(54)
Dividends	—	—	—	(50)	—	(50)
Other comprehensive loss	—	—	—	—	(13)	(13)
Balance at December 31, 2010	—	15	1,037	(38)	7	1,021
Net income	—	—	—	282	—	282
Dividends	—	—	—	(30)	—	(30)
Other comprehensive income	—	—	—	—	67	67
Balance at December 31, 2011	—	15	1,037	214	74	1,340
Net loss	—	—	—	(215)	—	(215)
Dividends	—	—	—	(55)	—	(55)
Other comprehensive income	—	—	—	—	37	37
Balance at December 31, 2012	$—	$15	$1,037	$(56)	$111	$1,107

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2012	2011	2010
Operating activities
Net income (loss)	$(215)	$282	$(54)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Non-cash interest and operating expenses	1	1	1
Net amortization of premium (accretion of discount) on fixed maturity securities	8	8	7
Provision (benefit) for deferred income taxes	(178)	121	(74)
Net realized investment losses (gains)	6	(1)	(2)
Net unrealized losses (gains) on credit derivatives	400	(346)	149
Fair value loss (gain) on committed capital securities	10	(20)	(7)
Change in deferred ceding commissions, net	11	6	(8)
Change in premiums receivable, net of ceding commissions	0	32	125
Change in ceded unearned premium reserve	(5)	13	47
Change in unearned premium reserve	(58)	(121)	(120)
Change in loss and loss adjustment expense reserve, net	(38)	102	(91)
Change in current income taxes	50	47	22
Change in financial guaranty variable interest entities' assets and liabilities, net	4	70	35
(Purchases) sales of trading securities, net	(23)	(1)	—
Other	(55)	(4)	(29)
Net cash flows provided by (used in) operating activities	(82)	189	1
Investing activities
Fixed maturity securities:
Purchases	(313)	(539)	(878)
Sales	160	251	245
Maturities	224	111	162
Net sales (purchases) of short-term investments	25	82	567
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	77	84	14
Repayment of notes receivable from affiliate	56	—	—
Other	—	(1)	—
Net cash flows provided by (used in) investing activities	229	(12)	110
Financing activities
Dividends paid	(55)	(30)	(50)
Net paydowns of financial guaranty variable interest entities’ liabilities	(107)	(135)	(45)
Net cash flows provided by (used in) financing activities	(162)	(165)	(95)
Effect of exchange rate changes	1	1	0
Increase (decrease) in cash	(14)	13	16
Cash at beginning of year	31	18	2
Cash at end of period	$17	$31	$18
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(1)	$(39)	$(7)
Interest	$15	$15	$16

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiaries, the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

AGC owns 100% of Assured Guaranty (UK) Ltd. (“AGUK”), a company incorporated in the United Kingdom (“U.K.”) as a U.K. insurance company which AGC elected to place into runoff in October of 2010. In addition, effective January 1, 2012, AGC formed a new wholly-owned subsidiary, AG PFC Holding LLC (“AGPFC”). AGPFC, which is a Delaware limited liability company, was formed in connection with loss mitigation efforts for a film library securitization transaction that AGC guarantees under a credit derivative contract in which its affiliate AG Financial Products Inc. (“AGFP”) sold credit protection. AGPFC and AGFP are parties to an agreement pursuant to which AGFP has transferred its ownership and other interests held in its subsidiary AGFP Holding LLC to AGPFC and assigned certain rights to AGPFC, and AGPFC has assumed certain obligations of AGFP.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments, including scheduled interest and principal payments. The Company markets its credit protection products directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued in many countries, although its principal focus is on the U.S., as well as Europe and Australia.

Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the Company is required under the financial guaranty policy to pay the principal or interest shortfall. The Company has issued financial guaranty insurance policies on public finance obligations and structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations insured by the Company are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company also includes within structured finance obligations other specialized financial obligations.

In the past, the Company had sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents with respect to one or more third party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are primarily comprised of credit default swaps (“CDS”). The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company has not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the decision of the Company not to enter into such new CDS in the foreseeable future. The Company actively pursues opportunities to terminate existing CDS and, in certain cases, has converted existing CDS exposure into a financial guaranty insurance contract. These actions have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

In June 2011, the Financial Accounting Standards Board (“FASB”) issued guidance that eliminates the option to report other comprehensive income and its components in the statement of changes in stockholder's equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. Upon adoption, the Company expanded the Consolidated Statements of Comprehensive Income to include the other comprehensive income items now presented in the Consolidated Statement of Shareholder's Equity, with retrospective application. In February 2013, the FASB issued authoritative guidance which will require the disclosure of information about the amounts reclassified out of accumulated other comprehensive income by component. The nature of the disclosure will depend on whether the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. If the reclassification is required in its entirety to net income, the guidance will require the disclosure of significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, either on the face of the statement where net income is presented or in the notes. If reclassification to net income is not required under U.S. GAAP, the guidance will require a cross reference to other required disclosures that provide additional detail about the reclassified amount. This guidance is not expected to have an impact on the Company's financial statements.

In December 2011, the FASB issued guidance, which will require disclosures for entities with financial instruments and derivatives that are either offset on the balance sheet or subject to a master netting arrangement. The guidance is effective for interim and annual periods beginning on or after January 1, 2013. The adoption of this guidance will not impact the Company's results of operations, financial position or cash flows.

Prior Period Revision

Credit derivative assets and liabilities presented on the consolidated balance sheet at December 31, 2011 have been revised to reflect the correction of a $32 million misclassification between credit derivative assets and credit derivative liabilities. The correction, recorded in the fourth quarter 2012, reduced the credit derivative asset and liability balances and had no effect on the statement of operations.

Segments

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, segment financial information is no longer disclosed.

Significant Accounting Policies

The Company's significant accounting policies include when and how to measure fair value of assets and liabilities, when to consolidate an entity, and when and how to recognize premium revenue and loss expense. All other significant accounting policies are either discussed below or included in the following notes.

Significant Accounting Policies

Premium revenue recognition on financial guaranty contracts accounted for as insurance	Note 4
Policy acquisition costs	Note 5
Expected loss to be paid	Note 6
Loss and loss adjustment expense on financial guaranty contracts accounted for as insurance	Note 7
Fair value measurement	Note 8
Credit derivatives	Note 9
Variable interest entities	Note 10
Investments	Note 11
Income Taxes	Note 13
Employee benefit plans	Note 18

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting are included in accumulated other comprehensive income (loss) within shareholder's equity. Gains and losses relating to U.S. dollar functional currency transactions, such as those of non-U.S. operations where functional currency is the U.S. dollar, are reported in the consolidated statement of operations.

2.	Business Changes, Risks, Uncertainties and Accounting Developments

Summarized below are updates of the most significant recent events that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company.

Market Conditions

The overall economic environment in the U.S. has improved over the last few years, and indicators such as lower delinquency rates and more stable housing prices point toward improvement in the housing market. However, unemployment rates remain too high for a robust general economic recovery to have taken hold and concerns over the fiscal cliff may have hampered the recovery toward the end of 2012. The low interest rate environment has also negatively affected new business opportunities. The Company's business and its financial condition will continue to be subject to the risk of global financial and economic conditions that could materially and negatively affect the demand for its products, the amount of losses incurred on transactions it guarantees, future profitability, financial position, investment portfolio, cash flow, statutory capital and financial strength ratings.

The financial crisis that began in 2008 has caused many state and local governments that issue some of the obligations the Company insures to experience significant budget deficits and revenue collection shortfalls that require them to significantly raise taxes and / or cut spending in order to satisfy their obligations. While the U.S. government has provided some financial support to state and local governments, significant budgetary pressures remain. If the issuers of the obligations in the Company's public finance portfolio do not have sufficient funds to cover their expenses and are unable or unwilling to raise taxes, decrease spending or receive federal assistance, the Company may experience increased levels of losses or impairments on its public finance obligations, which would materially and adversely affect its business, financial condition and results of operations. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results.

Internationally, several European countries are experiencing significant economic, fiscal and / or political strains. The European countries where it believes heightened uncertainties exist are: Greece, Hungary, Ireland, Italy, Portugal and Spain (the “Selected European Countries”). See Note 3, Outstanding Exposure.

Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by nationally recognized statistical rating organizations (“NRSROs”) because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their business with the goal of achieving high financial strength ratings. If the financial strength ratings of AGC were reduced below current levels, AGC expects that could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies and consequently, a further downgrade could harm AGC's new business production and results of operations in a material respect. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

In the last several years, Standard and Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have downgraded the financial strength ratings of AGC and AGUK. On January 17, 2013, Moody’s downgraded the Insurance Financial Strength ("IFS") ratings of AGC and AGUK to A3 from Aa3. While the outlook for the ratings from S&P and Moody's is stable, there can be no assurance that S&P and Moody's will not take further action on the Company's rating. For a discussion of the effect of rating actions by S&P or Moody's on the Company as of December 31, 2012, see the following:

•	Note 6, Expected Loss to be Paid

•	Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 14, Reinsurance and Other Monoline Exposures

Accounting Changes

There has been significant GAAP rule making activity which has affected the accounting policies and presentation of the Company’s financial information, particularly:

•
adoption of a new VIE consolidation standard on January 1, 2010 results in the consolidation of variable interest entities of certain insured transactions (see Note 10, Consolidation of Variable Interest Entities),

•	adoption of new guidance that restricted the types and amounts of financial guaranty insurance acquisition costs that may be deferred (see Note 5, Financial Guaranty Insurance Acquisition Costs),

•	adoption of guidance that changed the presentation of other comprehensive income (“OCI”) (see "Consolidated Statements of Comprehensive Income"), and

•	adoption of guidance requiring additional fair value disclosures (see Note 8, Fair Value Measurement).

Significant Transactions

•	There have been two settlements of representation and warranty claims over the past three years. See Note 6, Expected Loss to be Paid.

•
The Company has entered into an assumption agreement with Radian Asset Assurance Inc. ("Radian") and a $435 million excess of loss reinsurance facility. See Note 14, Reinsurance and Other Monoline Exposures.

3.	Outstanding Exposure

The Company’s financial guaranty contracts are written in different forms, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third-party and affiliated reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. Some of these VIEs are consolidated as described in Note 10, Consolidation of Variable Interest Entities. The outstanding par and Debt Service amounts presented below, include outstanding exposures on VIEs whether or not they are consolidated.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(in millions)
Public finance	$148,245	$159,738	$104,077	$112,146
Structured finance	47,687	57,040	35,104	42,168
Total financial guaranty	$195,932	$216,778	$139,181	$154,314

Summary of Public Finance and Structured Finance Insured Portfolio

	Gross Par Outstanding,		Ceded Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2012	As of December 31, 2011	As of December 31, 2012	As of December 31, 2011	As of December 31, 2012	As of December 31, 2011
	(dollars in millions)
Public finance:
U.S.:
General obligation	$32,786	$33,897	$9,402	$9,779	$23,384	$24,118
Tax backed	14,301	14,956	3,783	3,901	10,518	11,055
Municipal utilities	11,167	11,790	2,997	3,068	8,170	8,722
Transportation	7,677	8,357	1,958	2,015	5,719	6,342
Healthcare	6,198	7,091	2,079	2,403	4,119	4,688
Higher education	4,564	4,620	1,279	1,280	3,285	3,340
Infrastructure finance	1,446	1,465	474	484	972	981
Investor-owned utilities	514	543	52	52	462	491
Housing	121	249	36	65	85	184
Other public finance—U.S.	2,197	2,391	657	674	1,540	1,717
Total public finance—U.S.	80,971	85,359	22,717	23,721	58,254	61,638
Non-U.S.:
Pooled infrastructure	3,430	3,351	1,769	1,719	1,661	1,632
Infrastructure finance	1,694	1,731	520	524	1,174	1,207
Regulated utilities	1,901	2,471	1,078	1,475	823	996
Other public finance—non-U.S.	117	116	38	39	79	77
Total public finance—non-U.S.	7,142	7,669	3,405	3,757	3,737	3,912
Total public finance	88,113	93,028	26,122	27,478	61,991	65,550
Structured finance:
U.S.:
Pooled corporate obligations	$16,972	$21,659	$4,013	$5,267	$12,959	$16,392
Residential mortgage‑backed security (“RMBS”)	9,429	10,999	2,150	2,508	7,279	8,491
Commercial mortgage-backed securities (“CMBS”) and other commercial real estate related exposures	4,042	4,470	815	863	3,227	3,607
Consumer receivables	1,533	2,730	318	614	1,215	2,116
Commercial receivables	682	751	199	222	483	529
Insurance securitizations	1,675	1,275	1,207	957	468	318
Structured credit	198	251	30	38	168	213
Other structured finance—U.S.	492	523	218	232	274	291
Total structured finance—U.S.	35,023	42,658	8,950	10,701	26,073	31,957
Non-U.S.:
Pooled corporate obligations	7,656	7,892	2,017	2,111	5,639	5,781
Commercial receivables	1,001	1,278	270	365	731	913
Insurance securitizations	923	923	644	645	279	278
Structured credit	272	498	128	228	144	270
CMBS and other commercial real estate related exposures	100	180	25	45	75	135
RMBS	91	171	19	24	72	147
Other structured finance—non-U.S.	2	2	—	—	2	2
Total structured finance—non-U.S.	10,045	10,944	3,103	3,418	6,942	7,526
Total structured finance	45,068	53,602	12,053	14,119	33,015	39,483
Total net par outstanding	$133,181	$146,630	$38,175	$41,597	$95,006	$105,033

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect internal ratings. The Company's ratings scale is similar to that used by the NRSROs; however, the ratings in these financial statements may not be the same as those assigned by any such rating agency. For example, the super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company's AAA-rated exposure on its internal rating scale (which does not take into account the Company's financial guaranty) has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to the Company's exposure or (2) the Company's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes the Company's attachment point to be materially above the AAA attachment point.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2012

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$741	19.8%	$3,937	15.1%	$1,949	28.1%	$6,627	7.0%
AAA	137	0.2	—	0.0	10,077	38.7	2,968	42.7	13,182	13.9
AA	8,680	14.9	277	7.4	1,975	7.6	143	2.1	11,075	11.6
A	37,367	64.2	1,209	32.4	1,485	5.7	346	5.0	40,407	42.5
BBB	10,976	18.8	1,326	35.5	2,175	8.3	987	14.2	15,464	16.3
Below-investment- grade (“BIG”)	1,094	1.9	184	4.9	6,424	24.6	549	7.9	8,251	8.7
Total net par outstanding	$58,254	100.0%	$3,737	100.0%	$26,073	100.0%	$6,942	100.0%	$95,006	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2011

	As of December 31, 2011
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$747	19.1%	$5,605	17.6%	$1,830	24.3%	$8,182	7.8%
AAA	162	0.3	—	0.0	11,900	37.2	3,287	43.7	15,349	14.6
AA	9,264	15.0	260	6.6	2,784	8.7	197	2.6	12,505	12.0
A	40,860	66.3	1,288	32.9	1,273	4.0	425	5.6	43,846	41.7
BBB	10,479	17.0	1,415	36.2	2,755	8.6	1,238	16.5	15,887	15.1
BIG	873	1.4	202	5.2	7,640	23.9	549	7.3	9,264	8.8
Total net par outstanding	$61,638	100.0%	$3,912	100.0%	$31,957	100.0%	$7,526	100.0%	$105,033	100.0%

Beginning in the first quarter 2012, the Company decided to classify those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating. The Company applied this policy to the Bank of America Agreement and the Deutsche Bank Agreement (see Note 6, Expected Loss to be Paid). The Bank of America Agreement was entered into in April 2011 and the reclassification in the first quarter 2012 resulted in a decrease in BIG net par outstanding as of December 31, 2011 of $377 million from that previously reported.

Securities purchased for loss mitigation purposes represented $328 million and $209 million of gross par outstanding as of December 31, 2012 and 2011, respectively.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding of Financial Guaranty Insured Obligations
As of December 31, 2012

Terms to Maturity	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$11,635	$25,591	$37,226
5 to 10 years	13,080	3,579	16,659
10 to 15 years	11,949	1,459	13,408
15 to 20 years	10,229	518	10,747
20 years and above	15,098	1,868	16,966
Total net par outstanding	$61,991	$33,015	$95,006

In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $1.7 billion for structured finance and, together with affiliate Assured Guaranty Municipal Corp. ("AGM"), up to $336 million for public finance obligations at December 31, 2012. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between January 30, 2013 and February 25, 2017, with $197 million expiring prior to December 31, 2013. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of Financial Guaranty Portfolio
As of December 31, 2012

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public Finance:
California	484	$7,064	7.4%
Texas	613	7,003	7.4
New York	367	4,338	4.6
Pennsylvania	378	4,178	4.4
Florida	211	4,166	4.4
Illinois	340	3,153	3.3
New Jersey	180	2,285	2.4
Alabama	121	1,776	1.9
Puerto Rico	19	1,616	1.7
Louisiana	92	1,587	1.7
Other states	1,866	21,088	22.2
Total U.S. public finance	4,671	58,254	61.4
U.S. Structured finance (multiple states)	664	26,073	27.4
Total U.S.	5,335	84,327	88.8
Non-U.S.:
United Kingdom	39	3,871	4.1
France	9	958	1.0
Australia	11	948	1.0
Germany	5	946	1.0
Cayman Islands	1	614	0.6
Other	47	3,342	3.5
Total non-U.S.	112	10,679	11.2
Total	5,447	$95,006	100.0%

Economic Exposure to the Selected European Countries

Several European countries are experiencing significant economic, fiscal and / or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The Company is closely monitoring its exposures in Selected European Countries where it believes heightened uncertainties exist. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.

Net Economic Exposure to Selected European Countries(1)
December 31, 2012

	Greece	Hungary	Ireland	Italy	Portugal	Spain (2)	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Public finance	$—	$—	$—	$—	$—	$0	$0
Infrastructure finance	—	28	18	52	64	21	183
Sub-total	—	28	18	52	64	21	183
Non-sovereign exposure:
RMBS	—	3	—	—	—	—	3
Commercial receivables	—	1	10	43	12	2	68
Pooled corporate	17	—	84	122	1	310	534
Sub-total	17	4	94	165	13	312	605
Total	$17	$32	$112	$217	$77	$333	$788
Total BIG	$—	$3	$—	$2	$1	$9	$15
 ____________________

(1)	While the Company’s exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, including U.S. dollars, Euros and British pounds sterling.

(2)	See Note 6, Expected Loss to be Paid.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. The Company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of assumed business for direct exposures, the Company depends upon geographic information provided by the primary insurer.

The Company has included in the exposure tables above its indirect economic exposure to the Selected European Countries through exposure it provides on (a) pooled corporate and (b) commercial receivables transactions. The Company considers economic exposure to a selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. In most instances, the trustees and/or servicers for such transactions provide reports that identify the domicile of the underlying obligors in the pool (and the Company relies on such reports), although occasionally such information is not available to the Company.  The Company has reviewed transactions through which it believes it may have indirect exposure to the Selected European Countries that is material to the transaction and included in the tables above the proportion of the insured par equal to the proportion of obligors so identified as being domiciled in a Selected European Country. The Company may also have indirect exposures to Selected European Countries in business assumed from unaffiliated monoline insurance companies. However, in the case of assumed business for indirect exposures, unaffiliated primary insurers generally do not provide such information to the Company.

There is di minimis exposure in the "Public Finance" category. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country. The Company understands that Moody's recently had undertaken a review of redenomination risk in selected countries in the Eurozone, including some of the Selected European Countries. No redenomination from the Euro to another currency has yet occurred and it may never occur. Therefore, it is not possible to be certain at this point how a redenomination of an issuer's obligations might be implemented in the future and, in particular, whether any redenomination would extend to the Company's obligations under a related financial guarantee.

Significant Risk Management Activities

The Risk Oversight and Audit Committees of the Board of Directors of AGL oversee the Company's risk management policies and procedures. With input from the board committees, specific risk policies and limits are set by the Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers. The

Company's Risk Management function encompasses enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and Surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

Work-out personnel are responsible for managing work-out and loss mitigation situations, working with surveillance and legal personnel (as well as outside vendors) as appropriate. They develop strategies for the Company to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) the Company's litigation proceedings.

Since the onset of the financial crisis, the Company has shifted personnel to loss mitigation and work-out activities and hired new personnel to augment its efforts. Although the Company's loss mitigation efforts may extend to any transaction it has identified as having loss potential, much of the activity has been focused on RMBS.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB−. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s insured credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models most assumed RMBS credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 6, Expected Loss to be Paid). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects “lifetime losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it ultimately will have reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for recording of reserves for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The three BIG categories are:

•
BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category.

•
BIG Category 2: Below-investment-grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•
BIG Category 3: Below-investment-grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of December 31, 2012

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$14	$355	$4	$373	$410	0.4%
Alt-A first lien	58	1,333	628	2,019	2,649	2.1
Option ARM	49	326	92	467	635	0.5
Subprime	57	176	349	582	3,104	0.6
Second lien U.S. RMBS:
Closed end second lien	—	34	42	76	142	0.1
Home equity lines of credit (“HELOCs”)	3	—	325	328	339	0.3
Total U.S. RMBS	181	2,224	1,440	3,845	7,279	4.0
Trust preferred securities (“TruPS”)	1,551	—	716	2,267	4,230	2.4
Other structured finance	349	118	394	861	21,506	0.9
U.S. public finance	588	261	245	1,094	58,254	1.2
Non-U.S. public finance	184	—	—	184	3,737	0.2
Total	$2,853	$2,603	$2,795	$8,251	$95,006	8.7%

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of December 31, 2011

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$52	$377	$—	$429	$474	0.4%
Alt-A first lien	1,264	486	632	2,382	3,101	2.3
Option ARM	20	490	33	543	801	0.5
Subprime	78	234	305	617	3,521	0.6
Second lien U.S. RMBS:
Closed end second lien	—	36	118	154	175	0.1
HELOCs	3	—	398	401	419	0.4
Total U.S. RMBS	1,417	1,623	1,486	4,526	8,491	4.3
TruPS	2,015	—	715	2,730	4,698	2.6
Other structured finance	430	63	440	933	26,294	0.9
U.S. public finance	619	35	219	873	61,638	0.8
Non-U.S. public finance	202	—	—	202	3,912	0.2
Total	$4,683	$1,721	$2,860	$9,264	$105,033	8.8%

Below-Investment-Grade Credits
By Category
As of December 31, 2012

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,472	$1,381	$2,853	70	28	98
Category 2	591	2,012	2,603	50	25	75
Category 3	1,445	1,350	2,795	60	22	82
Total BIG	$3,508	$4,743	$8,251	180	75	255

Below-Investment-Grade Credits
By Category
As of December 31, 2011

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,840	$2,843	$4,683	83	39	122
Category 2	438	1,283	1,721	38	30	68
Category 3	1,461	1,399	2,860	52	15	67
Total BIG	$3,739	$5,525	$9,264	173	84	257
 ____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Superstorm Sandy

On October 29, 2012, Superstorm Sandy made landfall in New Jersey and caused significant loss of life and property damage in New Jersey, New York and Connecticut. The Company does not expect any significant losses as a direct result of the superstorm at this time.

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives, for a discussion of credit derivative revenues.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance which prescribes revenue recognition methodologies. Contracts that meet the definition of a derivative are accounted for at fair value and discussed separately in these financial statements. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurer treaty, or acquired in a business combination.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installment on financial guaranty insurance contracts that were originally underwritten by the Company it is the present value of either (1) contractual premiums due or (2) premiums expected to be collected over the life of the contract. For financial guaranty insurance contracts where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract is used to estimate the present value of future premiums. To be considered a homogeneous pool of assets prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments can be reasonably estimated. When the Company makes a significant adjustment to prepayment assumptions, or expected premium collections, it recognizes a prospective change in premium revenues. When the Company adjusts prepayment assumptions, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable. For all other contracts, the present value of contractual premiums due is used. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when significant changes to prepayment assumptions are made. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the deal.

The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For reinsurance assumed contracts, earned premium reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies that cede to Assured Guaranty report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance amounts, the Company assesses the credit quality and liquidity of the company that the premiums are assumed from as well as the impact of any potential regulatory constraints to determine the collectability of such amounts.

Unearned premium reserve ceded to reinsurers is recorded as an asset in the line item ceded unearned premium reserve. Direct, assumed and ceded premium revenue are presented net in the income statement line item, net earned premiums. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Scheduled net earned premiums	$65	$72	$96
Acceleration of premium earnings	32	15	4
Accretion of discount on net premiums receivable	1	6	7
Total financial guaranty insurance	98	93	107
Other	—	—	0
Total net earned premiums(1)	$98	$93	$107
___________________

(1)	Excludes $2 million, $1 million and $1 million for the year ended December 31, 2012, 2011 and 2010, respectively, related to consolidated FG VIEs.

Net Unearned Premium Reserve Roll Forward

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Balance beginning of period, December 31	$826	$934	$1,017
Change in accounting	—	—	(8)
Balance beginning of period, December 31	826	934	1,009
Premium written, net	25	28	57
Net premium earned, excluding accretion	(97)	(87)	(100)
Foreign exchange translation	4	—	(2)
Change in expected premium	5	(47)	(29)
Consolidation of FG VIEs	—	(2)	(1)
Balance, end of period, December 31	$763	$826	$934

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Balance beginning of period, December 31	$232	$270	$351
Change in accounting (1)	—	—	(9)
Balance beginning of the period, adjusted	232	270	342
Premium written, net of ceding commissions	65	58	76
Premium payments received, net of ceding commissions	(55)	(47)	(99)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	5	(57)	(54)
Accretion of discount, net of ceding commissions	4	8	10
Foreign exchange translation	0	0	(3)
Consolidation of FG VIEs	0	(3)	(1)
Other adjustments	(1)	3	(1)
Balance, end of period, December 31(2)	$250	$232	$270
___________________

(1)	Represents elimination of premium receivable related to consolidation of FG VIEs.

(2)	Excludes $13 million, $11 million and $10 million as of December 31, 2012, 2011 and 2010, respectively, related to consolidated FG VIEs.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 15% and 9% of installment premiums at December 31, 2012 and 2011, respectively, are denominated in currencies other than the U.S. dollar, primarily in Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions (Undiscounted)

December 31, 2012
(in millions)
2013 (January 1 - March 31)	$19
2013 (April 1 - June 30)	9
2013 (July 1 - September 30)	7
2013 (October 1 - December 31)	7
2014	28
2015	25
2016	23
2017	20
2018-2022	84
2023-2027	49
2028-2032	26
After 2032	28
Total (1)	$325
___________________

(1)	Excludes expected cash collections on FG VIEs of $17 million.

Scheduled Net Earned Premiums
Financial Guaranty Insurance Contracts

As of December 31, 2012
(in millions)
2013 (January 1 - March 31)	$16
2013 (April 1 - June 30)	16
2013 (July 1 - September 30)	16
2013 (October 1–December 31)	15
Subtotal 2013	63
2014	60
2015	55
2016	51
2017	47
2018 - 2022	195
2023 - 2027	134
2028 - 2032	85
After 2032	73
Total present value basis(1)	763
Discount	35
Total future value	$798
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $11 million.

Selected Information for Policies Paid in Installments

	As of December 31, 2012	As of December 31, 2011
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$250	$232
Gross unearned premium reserve	234	219
Weighted-average risk-free rate used to discount premiums	3.6%	3.1%
Weighted-average period of premiums receivable (in years)	8.4	8.0

5.	Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition are deferred for contracts accounted for as insurance. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission income and expense. Acquisition costs associated with derivative contracts are not deferrable.

In October 2010, the FASB adopted Accounting Standards Update (“Update”) No. 2010-26. The Company adopted this guidance January 1, 2012, with retrospective application. As of January 1, 2010, the effect of retrospective application of Update No. 2010-26 was a reduction to deferred acquisition costs ("DAC") of $71 million and a reduction to retained earnings of $46 million. DAC is netted with deferred ceding commission income and recorded in "other liabilities" on the consolidated balance sheets. There was no impact to cash flow from operations. The Update specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include direct costs of contract acquisition that result directly from and are essential to the contract transaction. These costs include expenses such as ceding commissions and the cost of underwriting personnel. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts, that are associated with premiums received in installments are calculated at their contractually defined rates and included in net deferred ceding commissions, with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of cost to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Effect of Retrospective Application of New Deferred Acquisition Cost Guidance
On Consolidated Statements of Operations

	As Reported Year Ended 2011	Retroactive Application Adjustment	As Revised Year Ended 2011
	(in millions)
Amortization of DAC	$15	$(11)	$4
Other operating expenses	62	8	70
Net income (loss)	280	2	282

	As Reported Year Ended 2010	Retroactive Application Adjustment	As Revised Year Ended 2010
	(in millions)
Amortization of DAC	$16	$(10)	$6
Other operating expenses	84	16	100
Net income (loss)	(50)	(4)	(54)

The effect of retrospective application of Update No. 2010-26 was a reduction to other liabilities of $73 million as of December 31, 2011.

Rollforward of Deferred Ceding Commissions, Net of DAC
With Retrospective Application of Change in Accounting Principle(1)

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Balance, beginning of period	$(21)	$(19)	$(26)
Costs deferred during the period:
Ceded and assumed commissions	(9)	(5)	1
Premium taxes	1	3	4
Compensation and other acquisition costs	3	4	9
Total	(5)	2	14
Costs amortized during the period	(3)	(4)	(6)
Foreign exchange translation	—	0	(1)
Balance, end of period	$(29)	$(21)	$(19)
____________________

(1)	The balances are included in other liabilities on the consolidated balance sheets.

6.	Expected Loss to be Paid

Accounting Policy

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The Company has paid and expects to pay future losses on policies which fall under each of the three accounting models. The following provides a summarized description of the three accounting models required under GAAP for each type of contract, with references to additional information provided throughout this report. The three models are insurance, derivative and VIE consolidation.

     However, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis because loss payments must be made regardless of accounting model. That is, management monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models. Management also considers contract specific characteristics that affect the estimates of expected loss. The discussion of expected loss to be paid within this note encompasses expected losses on all policies in the insured portfolio, whatever the accounting treatment. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and loss and loss adjustment expenses ("LAE") payments, expected recoveries of excess spread in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies. Assumptions used in the determination of the net expected loss to be paid presented below, such as delinquency, severity, and discount rates and expected timeframes to recovery in the mortgage market were consistent by sector regardless of the accounting model used.
Accounting Models:

The following is a summary of each of the accounting models prescribed by GAAP with a reference to the notes that describe the accounting polices and required disclosures. This note provides information regarding expected claim payments to be made under all insured contracts regardless of form of execution.

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected losses that have not yet been expensed but will be expensed in future periods. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods as deferred premium revenue amortizes into income. See Note 7, Financial Guaranty Insurance Losses.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. Expected loss to be paid is an important measure used by management to analyze the net economic loss on credit derivatives. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 8, Fair Value Measurement and Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

VIE Consolidation, at Fair Value

For financial guaranty insurance contracts issued on the debt of variable interest entities over which the Company is deemed to be the primary beneficiary due to its control rights, as defined in accounting literature, the Company consolidates the FG VIE. The Company's expected loss to be paid is reflected in the fair value of the FG VIEs liabilities. The Company carries the assets and liabilities of the FG VIEs at fair value under the fair value option election. Management assesses the losses on the insured debt of the consolidated FG VIEs in the same manner as other financial guaranty insurance and credit derivative contracts. Expected loss to be paid for FG VIEs pursuant to AGC's financial guaranty insurance policies is calculated in a manner consistent with the Company's other financial guaranty insurance contracts.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (i.e. excess spread on the underlying collateral, and estimated and contractual recoveries for breaches of representations and warranties), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract.Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in expected loss to be paid attributable to all factors other than loss and LAE payments. It includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Loss Mitigation

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies and other contractual rights to mitigate losses such as: negotiated and estimated recoveries for breaches of representations and warranties, and purchases of insured debt obligations. Additionally, in certain cases, issuers of insured obligations elected, or the Company and an issuer mutually agreed as part of a negotiation, to deliver the underlying collateral or insured obligation to the Company. In circumstances where the Company has acquired its own insured obligations that have expected losses, either as part of loss mitigation strategy or via delivery of underlying collateral, expected loss to be paid is reduced by the proportionate share of the insured obligation that was purchased. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance, is treated as a paid loss for both purchased bonds and delivered collateral or insured obligations. Assets that are purchased or put to the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance or credit derivative contract. See Note 11, Investments and Cash and Note 8, Fair Value Measurement.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committees for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committees review and refresh the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

The following table presents a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector before and after the benefit for estimated and contractual recoveries for breaches of R&W. The Company used weighted-average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 3.28% as of December 31, 2012 and 0.0% to 3.27% as of December 31, 2011.

Net Expected Loss to be Paid,
Before Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2012(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$3	$4	$—	$7
Alt-A first lien	331	41	(48)	324
Option ARM	147	38	(80)	105
Subprime	68	8	(12)	64
Total first lien	549	91	(140)	500
Second lien:
Closed-end second lien	41	(1)	(15)	25
HELOCs	46	8	(34)	20
Total second lien	87	7	(49)	45
Total U.S. RMBS	636	98	(189)	545
TruPS	48	(24)	(4)	20
Other structured finance	111	5	(3)	113
U.S. public finance	21	16	(15)	22
Non-U.S. public finance	3	1	—	4
Total	$819	$96	$(211)	$704

Net Expected Loss to be Paid,
Before Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2011

	Net Expected Loss to be Paid as of December 31, 2010	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2011
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$1	$—	$3
Alt-A first lien	252	103	(24)	331
Option ARM	155	58	(66)	147
Subprime	100	(24)	(8)	68
Total first lien	509	138	(98)	549
Second lien:
Closed-end second lien	61	15	(35)	41
HELOCs	44	57	(55)	46
Total second lien	105	72	(90)	87
Total U.S. RMBS	614	210	(188)	636
TruPS	68	(16)	(4)	48
Other structured finance	67	51	(7)	111
U.S. public finance	44	(19)	(4)	21
Non-U.S. public finance	3	—	—	3
Total financial guaranty	$796	$226	$(203)	$819
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(2)
Includes expected LAE to be paid for mitigating claim liabilities of $11 million as of December 31, 2012 and $9 million as of December 31, 2011. The Company paid $8 million and $11 million in LAE for the years ended December 31, 2012 and 2011, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2012

	Future Net R&W Benefit as of December 31, 2011	R&W Development and Accretion of Discount During 2012	R&W Recovered During 2012(1)	Future Net R&W Benefit as of December 31, 2012(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	172	15	—	187
Option ARM	84	18	(4)	98
Total first lien	258	33	(4)	287
Second lien:
Closed end second lien	89	1	(71)	19
HELOCs	26	1	(9)	18
Total second lien	115	2	(80)	37
Total	$373	$35	$(84)	$324

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2011

	Future Net R&W Benefit as of December 31, 2010	R&W Development and Accretion of Discount During 2011	R&W Recovered During 2011(1)	Future Net R&W Benefit as of December 31, 2011
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$1	$—	$2
Alt-A first lien	57	117	(2)	172
Option ARM	16	90	(22)	84
Total first lien	74	208	(24)	258
Second lien:
Closed end second lien	67	22	—	89
HELOCs	162	22	(158)	26
Total second lien	229	44	(158)	115
Total	$303	$252	$(182)	$373
 ___________________

(1)	Gross amounts recovered were $102 million and $256 million for year ended December 31, 2012 and 2011, respectively.

(2)	Includes excess spread that the Company will receive as salvage as a result of a settlement agreement with a R&W provider.

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Year Ended December 31, 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$4	$—	$5
Alt-A first lien	159	26	(48)	137
Option ARM	63	20	(76)	7
Subprime	68	8	(12)	64
Total first lien	291	58	(136)	213
Second lien:
Closed-end second lien	(48)	(2)	56	6
HELOCs	20	7	(25)	2
Total second lien	(28)	5	31	8
Total U.S. RMBS	263	63	(105)	221
TruPS	48	(24)	(4)	20
Other structured finance	111	5	(3)	113
U.S. public finance	21	16	(15)	22
Non-U.S. public finance	3	1	—	4
Total financial guaranty	$446	$61	$(127)	$380

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Year Ended December 31, 2011

	Net Expected Loss to be Paid as of December 31, 2010	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2011
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$—	$1
Alt-A first lien	195	(14)	(22)	159
Option ARM	139	(32)	(44)	63
Subprime	100	(24)	(8)	68
Total first lien	435	(70)	(74)	291
Second lien:
Closed-end second lien	(6)	(7)	(35)	(48)
HELOCs	(118)	35	103	20
Total second lien	(124)	28	68	(28)
Total U.S. RMBS	311	(42)	(6)	263
TruPS	68	(16)	(4)	48
Other structured finance	67	51	(7)	111
U.S. public finance	44	(19)	(4)	21
Non-U.S. public finance	3	—	—	3
Total financial guaranty	$493	$(26)	$(21)	$446
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
US RMBS:
First lien:
Prime first lien	$2	$—	$3	$5
Alt-A first lien	25	9	103	137
Option ARM	(9)	—	16	7
Subprime	2	—	62	64
Total first lien	20	9	184	213
Second Lien:
Closed-end second lien	(1)	7	—	6
HELOCs	2	—	—	2
Total second lien	1	7	—	8
Total U.S. RMBS	21	16	184	221
TruPS	1	—	19	20
Other structured finance	44	—	69	113
U.S. public finance	22	—	—	22
Non-U.S. public finance	4	—	—	4
Total	$92	$16	$272	$380

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2011

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
US RMBS:
First lien:
Prime first lien	$1	$—	$—	$1
Alt-A first lien	23	10	126	159
Option ARM	14	—	49	63
Subprime	3	—	65	68
Total first lien	41	10	240	291
Second Lien:
Closed-end second lien	8	(56)	—	(48)
HELOCs	20	—	—	20
Total second lien	28	(56)	—	(28)
Total U.S. RMBS	69	(46)	240	263
TruPS	10	—	38	48
Other structured finance	44	—	67	111
U.S. public finance	21	—	—	21
Non-U.S. public finance	3	—	—	3
Total	$147	$(46)	$345	$446
___________________

(1)	Refer to Note 10, Consolidation of Variable Interest Entities.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
Year Ended December 31, 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
US RMBS:
First lien:
Prime first lien	$2	$—	$2	$4
Alt-A first lien	2	—	24	26
Option ARM	11	—	9	20
Subprime	1	—	7	8
Total first lien	16	—	42	58
Second Lien:
Closed-end second lien	8	(10)	—	(2)
HELOCs	7	—	—	7
Total second lien	15	(10)	—	5
Total U.S. RMBS	31	(10)	42	63
TruPS	(9)	—	(15)	(24)
Other structured finance	3	—	2	5
U.S. public finance	16	—	—	16
Non-U.S. public finance	1	—	—	1
Total	$42	$(10)	$29	$61

Net Economic Loss Development
By Accounting Model
Year Ended December 31, 2011

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
US RMBS:		—
First lien:		—
Prime first lien	$—	$—	$—	$—
Alt-A first lien	8	(2)	(20)	(14)
Option ARM	(35)	—	3	(32)
Subprime	(26)	—	2	(24)
Total first lien	(53)	(2)	(15)	(70)
Second Lien:
Closed-end second lien	1	(7)	(1)	(7)
HELOCs	32	3	—	35
Total second lien	33	(4)	(1)	28
Total U.S. RMBS	(20)	(6)	(16)	(42)
TruPS	—	—	(16)	(16)
Other structured finance	31	—	20	51
U.S. public finance	(19)	—	—	(19)
Non-U.S. public finance	—	—	—	—
Total	$(8)	$(6)	$(12)	$(26)
___________________
(1)    Refer to Note 10, Consolidation of Variable Interest Entities.

(2)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (“CDR”), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien” and “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime.”

The Company is in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access or believes it will attain access to the underlying mortgage loan files. Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement or the Deutsche Bank Agreement) or where it is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. In second lien RMBS transactions where there is no agreement or advanced discussions, this credit is based on a percentage of actual repurchase rates achieved across those transactions where material repurchases have been made. In certain scenarios included in the probability weighted R&W estimates for first lien RMBS transactions where there is no agreement or advanced discussions, this credit is estimated by reducing collateral losses projected by the Company to reflect a percentage of the recoveries the Company believes it will achieve, based on a percentage of actual repurchase rates achieved or based on the Company's two largest settlements with Bank of America Agreement and Deutsche Bank Agreement. The first lien approach is different from the second lien approach because the Company’s first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses generally increases the R&W credit calculated by the Company for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company's RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices, results from the Company's loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management's view of future performance.

Year-End 2012 Compared to Year-End 2011 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will eventually improve. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend. Based on such observations, the Company chose to use essentially the same assumptions and scenarios to project RMBS loss as of December 31, 2012 as it used as of December 31, 2011, except that as compared to December 31, 2011:

•	in its most optimistic scenario, it reduced by three months the period it assumed it would take the mortgage market to recover; and

•	in its most pessimistic scenario, it increased by three months the period it assumed it would take the mortgage market to recover.

The Company's use of essentially the same assumptions and scenarios to project RMBS losses as of December 31, 2012 as at December 31, 2011 was consistent with its view at December 31, 2012 that the housing and mortgage market recovery is occurring at a slower pace than it anticipated at December 31, 2011. The Company's changes during 2012 to the period it would take the mortgage market to recover in its most optimistic scenario and its most pessimistic scenario allowed it to consider a wider range of possibilities for the speed of the recovery. Since the Company's projections for each RMBS transaction are based on the delinquency performance of the loans in that individual RMBS transaction, improvement or deterioration in that aspect of a transaction's performance impacts the projections for that transaction. The methodology and assumptions the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under "– U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien" and " – U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime".

Year-End 2011 Compared to Year-End 2010 U.S. RMBS Loss Projections

During 2011 the Company made a judgment as to whether to change the assumptions it used to make RMBS loss projections based on its observation of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, and, to the extent it observed changes, it made a judgment as whether those changes were normal fluctuations or part of a trend. Based on such observations, the Company chose to use essentially the same assumptions and scenarios to project RMBS loss as of December 31, 2011 as it used as of December 31, 2010, except that as compared to December 31, 2010:

•
based on its observation of the slow mortgage market recovery, the Company increased its base case expected period for reaching the final conditional default rate in second lien transactions and adjusted the probability weightings it applied to second lien scenarios from year-end 2010 to reflect the changes to those scenarios;

•
also based on its observation of the slow mortgage market recovery the Company added a more stressful first lien scenario at year-end 2011 reflecting an even slower potential recovery in the housing and mortgage markets, making what had prior to that been a stress scenario its base scenario;

•	based on its observation of increased loss severity rates, the Company increased its projected loss severity rates in various of its first lien scenarios; and

•	based on its observation of liquidation rates, the Company decreased the liquidation rates it applied to non-performing loans.

The Company's use of essentially the same assumptions and scenarios to project RMBS losses as of December 31, 2011 as at December 31, 2010 was consistent with its view at December 31, 2011 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2010. Since the Company's projections for each RMBS transaction are based on the delinquency performance of the loans in that individual RMBS transaction, improvement or deterioration in that aspect of a transaction's performance impacts the projections for that transaction. The methodology and assumptions the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under "– U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien" and " – U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime".

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company insures two types of second lien RMBS: those secured by HELOCs and those secured by closed-end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a closed-end second lien. Second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company’s most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America. See “—Breaches of Representations and Warranties.”

The delinquency performance of HELOC and closed-end second lien exposures included in transactions insured by the Company began to deteriorate in 2007, and such transactions continue to perform below the Company’s original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historically high levels, in many second lien RMBS projected losses now exceed those structural protections.

The Company believes the primary variables affecting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W (or agreements with R&W providers related to such obligations). Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as conditional prepayment rate (“CPR”) of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of December 31, 2012	As of December 31, 2011	As of December 31, 2010
Plateau CDR	6.9% - 12.6%	6.4% - 21.1%	10.0% - 19.4%
Final CDR trended down to	0.5% - 2.2%	0.5% - 2.2%	0.5% - 2.2%
Expected period until final CDR	36 months	36 months	36 months
Initial CPR	4.9% - 15.4%	3.5% - 24.6%	3.9% - 17.5%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%
Initial draw rate	0.0% - 0.2%	0.0% - 0.4%	0.0% - 0.5%

Closed-end second lien key assumptions	As of December 31, 2012	As of December 31, 2011	As of December 31, 2010
Plateau CDR	7.3% - 14.3%	6.9% - 24.8%	7.3% - 27.1%
Final CDR trended down to	3.5% - 9.1%	3.5% - 9.1%	3.5% - 9.1%
Expected period until final CDR	36 months	36 months	36 months
Initial CPR	1.9% - 12.5%	0.9% - 14.7%	1.3% - 9.7%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%
 ___________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.

As of December 31, 2012, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. In the base case scenario, the time over which the CDR trends down to its final CDR is 30 months. Therefore, the total stress period for second lien transactions is 36 months, comprising five months of delinquent data, a one month plateau period and 30 months of decrease to the steady state CDR. This is the same as December 31, 2011, but 12 months longer than the total stress period of 24 months (comprising five months of delinquent data, a one month plateau period and 18 months of decrease to the steady state CDR) it used for December 31, 2010. The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as December 31, 2011 and December 31, 2010.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the CDR and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at December 31, 2011 and December 31, 2010. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to a final draw rate over a period of three months. The final draw rates were assumed to be zero.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

As of December 31, 2012, the Company’s base case assumed a one month CDR plateau and a 30 month ramp-down (for a total stress period of 36 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of December 31, 2011. Increasing the CDR plateau to four months and increasing the ramp-down by three months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $7 million for HELOC transactions and $0.6 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to a 21 months (for a total stress period of 27 months) would decrease the expected loss by approximately $7 million for HELOC transactions and $0.6 million for closed-end second lien transactions. The length of the total stress period the Company used in its pessimistic scenario December 31, 2012 were three months longer than the total stress period it used at December 31, 2011 and 15 months longer than the total stress period it used at December 31, 2010. On the other hand, the total stress period the Company used in its optimistic scenario at December 31, 2012 was three months shorter than the total stress period it used at December 31, 2011 but nine months longer than the total stress period it used at December 31, 2010.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one-to-four family homes supporting the transactions. The collateral supporting “subprime RMBS” transactions consists of first-lien residential mortgage loans made to subprime borrowers. A “subprime borrower” is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as “Alt-A first lien.” The collateral supporting such transactions consists of first-lien residential mortgage loans made to “prime” quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to amortize the loan negatively (i.e., increase the amount of principal owed), the transaction is referred to as an “Option ARM.” Finally, transactions may be composed primarily of loans made to prime borrowers. First lien RMBS sometimes include a portion of loan collateral that differs in priority from the majority of the collateral.

The performance of the Company’s first lien RMBS exposures began to deteriorate in 2007 and such transactions continue to perform below the Company’s original underwriting expectations. The Company currently projects first lien collateral losses many times those expected at the time of underwriting. While insured securities benefited from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections.

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The Company arrived at its liquidation rates based on data purchased from a third party and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company projects these liquidations to occur over two years.For both year-end 2012 and year-end 2011 the Company reviewed the data supplied by the third-party provider. Based on its review of that data, the Company maintained the same liquidation assumptions at December 31, 2012 as it had used at December 31, 2011, but these were updated from December 31, 2010. The following table shows liquidation assumptions for various delinquency categories.

First Lien Liquidation Rates

	December 31, 2012	December 31, 2011	December 31, 2010
30 – 59 Days Delinquent
Alt-A and Prime	35%	35%	50%
Option ARM	50	50	50
Subprime	30	30	45
60 - 89 Days Delinquent
Alt-A and Prime	55	55	65
Option ARM	65	65	65
Subprime	45	45	65
90+ Days Delinquent
Alt-A and Prime	65	65	75
Option ARM	75	75	75
Subprime	60	60	70
Bankruptcy
Alt A and Prime	55	55	75
Option ARM	70	70	75
Subprime	50	50	70
Foreclosure
Alt-A and Prime	85	85	85
Option ARM	85	85	85
Subprime	80	80	85
Real Estate Owned ("REO")
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 24-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the Company’s methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 24 month period represent defaults attributable to borrowers that are currently performing. The CDR trend the Company used in its base case for December 31, 2012 was the same as it used for December 31, 2011 but had small differences from the one it used for December 31, 2010 (for example, for December 31, 2010 the intermediate CDR was calculated as 15% of the plateau CDR).

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming that these high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. The Company’s loss severity assumptions for December 31, 2012 were the same as it used for December 31, 2011 but, as shown in the table below, higher than the loss severity assumptions it used for December 31, 2010. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in June 2013, and in the base case scenario, decline over two years to 40%.

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of December 31, 2012	As of December 31, 2011	As of December 31, 2010
Alt-A First Lien
Plateau CDR	3.8% - 20.1%	2.8% - 21.7%	2.4% - 25.9%
Intermediate CDR	0.8% - 4.0%	0.6% - 4.3%	0.4% - 3.9%
Final CDR	0.2% - 1.0%	0.1% - 1.1%	0.1% - 1.3%
Initial loss severity	65%	65%	65%
Initial CPR	1.7% - 39.4%	1.1% - 37.5%	0.0% - 37.2%
Final CPR	15%	15%	15%
Option ARM
Plateau CDR	7.6% - 26.0%	9.6% - 26.4%	9.8% - 32.3%
Intermediate CDR	1.5% - 5.2%	1.9% - 5.3%	1.5% - 4.8%
Final CDR	0.4% - 1.3%	0.5% - 1.3%	0.5% - 1.6%
Initial loss severity	65%	65%	65%
Initial CPR	0.0% - 10.7%	0.0% - 29.1%	0.0% - 18.7%
Final CPR	15%	15%	15%
Subprime
Plateau CDR	7.3% - 21.2%	8.3% - 25.4%	9.0% - 28.5%
Intermediate CDR	1.5% - 4.2%	1.7% - 5.1%	1.3% - 4.3%
Final CDR	0.4% - 1.1%	0.4% - 1.3%	0.4% - 1.4%
Initial loss severity	90%	90%	90%
Initial CPR	0.0% - 17.6%	0.0% - 16.3%	0.0% - 17.0%
Final CPR	15%	15%	15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case")

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those it used for December 31, 2011 and December 31, 2010.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of December 31, 2012. For December 31, 2012 the Company used the same five scenarios and weightings as it used for December 31, 2011 except that for December 31, 2012 it assumed in the most stressful scenario that the recovery would occur three months more slowly and in the most optimistic scenario that it would occur three months more quickly than it had assumed would be the case for December 31, 2011. For December 31, 2010 the Company used only four scenarios, and there were some other differences in the assumptions used for the December 31, 2010 as compared to those used for December 31, 2012. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $48 million for Alt-A first liens, $5 million for Option ARM, $18 million for subprime and $3 million for prime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over eight years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months (rather than 12 months as of December 31, 2011) and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $127 million for Alt-A first liens, $21 million for Option ARM, $29 million for subprime and $13 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years, expected loss to be paid would decrease from current projections by approximately $6 million for Alt-A first lien, $1 million for Option ARM, $5 million for subprime and $0.4 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months rather than 12 months as of December 31, 2011) expected loss to be paid would decrease from current projections by approximately $45 million for Alt-A first lien, $5 million for Option ARM, $15 million for subprime and $1 million for prime transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W, that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these requirements. The Company uses internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W. If a provider of R&W refuses to honor its repurchase obligations, the Company may choose to initiate litigation. See “-Recovery Litigation” below.

The Company's success in pursuing R&W claims against a number of counterparties that provided R&W on a loan by loan basis has permitted the Company to pursue reimbursement agreements with R&W providers. Such agreements provide the Company with many of the benefits of pursuing the R&W claims but without the expense and uncertainty of pursuing the R&W claims on a loan by loan basis.

The Company may also employ other strategies as appropriate to avoid or mitigate losses in U.S. RMBS or other areas, including pursuing litigation in areas other than RMBS or entering into other arrangements to alleviate or reduce all or a portion of certain risks.

The Company is pursuing reimbursements for breaches of R&W regarding loan characteristics. Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company’s original expectations. The Company has employed several loan file diligence firms and law firms as well as devoted internal resources to review the mortgage files surrounding many of the defaulted loans. The Company’s success in these efforts has resulted in several negotiated agreements, in respect of the Company’s R&W claims, including one on April 14, 2011 with Bank of America and one on May 8, 2012 with Deutsche Bank AG.

On April 14, 2011, Assured Guaranty reached a comprehensive agreement with Bank of America Corporation and its subsidiaries, including Countrywide Financial Corporation and its subsidiaries (collectively, “Bank of America”), regarding their liabilities with respect to 29 RMBS transactions insured by Assured Guaranty, including claims relating to reimbursement for breaches of R&W and historical loan servicing issues (“Bank of America Agreement”). Of the 29 RMBS transactions, eight were second lien transactions and 21 were first lien transactions, all of which were financial guaranty insurance except for one first lien in credit derivative form. The Bank of America Agreement covers Bank of America-sponsored securitizations that AGC has insured, as well as certain other securitizations containing concentrations of Countrywide-originated loans that AGC has insured. The AGC-insured transactions covered by the Bank of America Agreement have a gross par outstanding of $1.0 billion ($0.7 billion net par outstanding) as of December 31, 2012.

Bank of America paid $1,043 million in 2011 in respect of Assured Guaranty covered second lien transactions (of which $221 million was related to AGC-insured transactions) and $57 million in March 2012 (of which $12 million is related to AGC-insured transactions). In consideration of the $1.1 billion, Assured Guaranty has agreed to release its claims for the repurchase of mortgage loans underlying the eight second lien transactions (i.e., Assured Guaranty will retain the risk of future insured losses without further offset for R&W claims against Bank of America).

In addition, Bank of America will reimburse Assured Guaranty 80% of claims Assured Guaranty pays on certain first lien transactions, until aggregate collateral losses on such RMBS transactions reach $6.6 billion. As of December 31, 2012, collateral losses for covered first lien transactions were $3.1 billion (of which $241 million was related to AGC). Assured Guaranty estimates that cumulative projected collateral losses for the covered first lien transactions will be $5.1 billion. Assured Guaranty accounts for the 80% loss sharing agreement with Bank of America as subrogation. As Assured Guaranty calculates expected losses for these first lien transactions, such expected losses will be offset by an R&W benefit from Bank of America for 80% of these amounts. As of December 31, 2012, Bank of America had placed $495 million of eligible assets in trust in order to collateralize the reimbursement obligation relating to the first lien transactions. The amount of assets required to be posted may increase or decrease from time to time, as determined by rating agency requirements. A portion of the covered transactions are insured by the Company. As of December 31, 2012, and before cessions to reinsurers, the Company collected $4 million, had invoiced for an additional $7 million in claims paid in December and expected to collect an additional $99 million, on a discounted basis, for covered first lien transactions under the Bank of America Agreement.

On May 8, 2012, Assured Guaranty reached a settlement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), resolving claims related to certain RMBS transactions issued, underwritten or sponsored by Deutsche Bank that were insured by Assured Guaranty under financial guaranty insurance policies and to certain RMBS exposures in re-securitization transactions as to which AGC provides credit protection through CDS. As part of the settlement agreement (the “Deutsche Bank Agreement”), Assured Guaranty settled its litigation against Deutsche Bank on three RMBS transactions. Assured Guaranty received a cash payment of $166 million from Deutsche Bank upon signing of the Deutsche Bank Agreement, a portion of which partially reimbursed Assured Guaranty for past losses on certain transactions.

Assured Guaranty and Deutsche Bank also entered into loss sharing arrangements covering future RMBS related losses, which are described below. Under the Deutsche Bank Agreement, Deutsche Bank AG placed eligible assets in trust in order to collateralize the obligations of a reinsurance affiliate under the loss-sharing arrangements. The Deutsche Bank reinsurance affiliate may be required to post additional collateral in the future to satisfy rating agency requirements. As of December 31, 2012, the balance of the assets held in trust of $234 million was sufficient to fully collateralize Deutsche Bank's obligations, based on the Company's estimate of expected loss for the transactions covered under the agreement.

The settlement includes six AGM and two AGC RMBS transactions (“Covered Transactions”) insured through financial guaranty insurance policies. The Covered Transactions are backed by first lien and second lien mortgage loans. Under the Deutsche Bank Agreement, the Deutsche Bank reinsurance affiliate will reimburse 80% of Assured Guaranty’s future losses on the Covered Transactions until Assured Guaranty’s aggregate losses (including those to date that are partially reimbursed by the $166 million cash payment) reach $319 million. Assured Guaranty currently projects that in the base case the Covered Transactions will not generate aggregate losses in excess of $319 million. In the event aggregate losses exceed $389 million, the Deutsche Bank reinsurance affiliate is required to resume reimbursement at the rate of 85% of Assured Guaranty’s losses in excess of $389 million until such losses reach $600 million. The two AGC Covered Transactions represented $93 million of gross par outstanding ($79 million on a net basis) as of December 31, 2012. AGM and AGC will be reimbursed under the Deutsche Bank Agreement for their respective future losses on the Covered Transactions as they pay claims on such Covered Transactions, and Assured Guaranty quarterly will allocate such reimbursements between the two insurers pro rata based on the cumulative amounts, net of recoveries, paid to date by each insurer with respect to the Covered Transactions.

Certain uninsured tranches (“Uninsured Tranches”) of three of the Covered Transactions are included as collateral in RMBS re-securitization transactions as to which AGC provides credit protection through CDS. AGC will be reimbursed under the Deutsche Bank Agreement for its losses on the CDS in an amount equal to 60% of losses in these Uninsured Tranches until the aggregate losses in the Uninsured Tranches reach $141 million. In the event aggregate losses exceed $161 million, reimbursement resumes at the rate of 60% until the aggregate losses reach $185 million. The Deutsche Bank reinsurance affiliate is required to reimburse any losses in excess of $185 million at the rate of 100% until the aggregate losses reach $248 million. As of December 31, 2012, lifetime losses of the Uninsured Tranches in the base case are expected to be $144 million on a gross, undiscounted basis, before taking the reinsurance into account. The Uninsured Tranches represent $306 million of par outstanding as of December 31, 2012.

As of December 31, 2012 and before cessions to reinsurers, the Company collected $4 million and had invoiced for an additional $2 million in claims paid in the fourth quarter 2012.

Except for the Uninsured Tranches, the settlement does not include AGC’s CDS with Deutsche Bank. The parties have agreed to continue efforts to resolve CDS-related claims.

The Company has included in its net expected loss estimates as of December 31, 2012 an estimated net benefit from loan repurchases related to breaches of R&W of $324 million, which includes $174 million from agreements with R&W providers and $150 million in transactions where the Company does not yet have such an agreement. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company’s exposure. See “—Recovery Litigation” below for a description of the related legal proceedings the Company has commenced.

The Company's success in pursuing breaches of R&W is based upon a detailed review of loan files. The Company reviewed approximately 13,100 second lien and 800 first lien loan files (representing approximately $967 million and $313 million, respectively, of loans) in transactions as to which it eventually reached agreements. For the RMBS transactions as to which the Company had not settled its claims as of December 31, 2012, the Company had performed a detailed review of approximately 900 second lien and 8,800 first lien loan files, representing approximately $62 million in second lien and $3,069 million in first lien outstanding par of loans underlying insured transactions. In the majority of its loan file reviews, the Company identified breaches of one or more R&W regarding the characteristics of the loans, such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination.

Through December 31, 2012 the Company has caused entities providing R&Ws to pay or agree to pay approximately $0.7 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided a financial guaranty. Of this, $0.5 billion are payments made or to be made pursuant to agreements with R&W providers and approximately $182 million are amounts paid into the relevant RMBS financial guaranty transactions pursuant to the transaction documents in the regular course.

The $0.5 billion of payments made or to be made by R&W providers under agreements with the Company includes $0.3 billion that has already been received by the Company, as well as $202 million the Company projects receiving in the future pursuant to such currently existing agreements. Because much of that $202 million is projected to be received through loss-sharing arrangements, the exact amount the Company will receive will depend on actual losses experienced by the Covered Transactions. This amount is included in the Company's calculated credit for R&W recoveries, described below.

The $182 million paid by R&W providers were paid in the regular course into the relevant RMBS transactions in accordance with the priority of payments set out in the relevant transaction documents. Because the Company may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the Company dollar-for-dollar, especially in first lien transactions. However, such payments do reduce collateral pool losses and so usually reduce the Company's expected losses.

The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized.

The calculation of expected recovery from breaches of R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future.

 U.S. RMBS Risks with R&W Benefit

	Number of Risks (1) as of		Debt Service as of
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(dollars in millions)
Prime first lien	1	1	$18	$21
Alt-A first lien	16	18	2,271	2,529
Option ARM	3	3	417	504
Closed-end second lien	2	2	64	120
HELOC (2)	1	3	18	480
Total	23	27	$2,788	$3,654
____________________
(1)                                 A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

(2)                                 The decline in number of HELOC risks and Debt Service relates to the final payment from Bank of America for covered HELOC transactions.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

	Year Ended December 31,
	2012	2011
	(in millions)
Inclusion or removal of deals with breaches of R&W during period	$1	$29
Change in recovery assumptions as the result of additional file review and recovery success	—	(18)
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	23	69
Results of settlements	9	168
Accretion of discount on balance	2	3
Total	$35	$251

The Company assumes that recoveries on second lien transactions that were not subject to the Deutsche Bank Agreement will occur in two to four years from the balance sheet date depending on the scenarios, and that recoveries on transactions backed by Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions.

“XXX” Life Insurance Transactions

The Company’s $746 million net par of XXX life insurance transactions as of December 31, 2012, include $279 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction the monies raised by the sale of the bonds insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers.

The BIG “XXX” life insurance transactions consist of two transactions: Ballantyne Re p.l.c and Orkney Re II p.l.c. These transactions had material amounts of their assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2012, the Company’s projected net expected loss to be paid is $30 million.

Student Loan Transactions

The Company has insured or reinsured $1.5 billion net par of student loan securitizations, of which $1.0 billion was issued by private issuers and classified as asset-backed and $0.5 billion was issued by public authorities and classified as public finance, of which $14 million is rated BIG. The Company is projecting approximately $1 million of net expected loss to be paid in these portfolios. Further, the underlying loan collateral has performed below expectations. The overall increase of approximately $0.8 million in net expected loss during 2012 is primarily due to slightly lower risk free rates used for discounting losses.

Trust Preferred Securities Collateralized Debt Obligations

The Company has insured or reinsured $4.2 billion of net par (73% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of that amount, $2.3 billion is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At December 31, 2012, the Company has projected expected losses to be paid for TruPS CDOs of $20 million. The decrease of approximately $28 million in net expected loss during 2012 was driven primarily by the termination of certain hedges for amounts lower than their estimated impact on cash flows if they had not been terminated.

Selected U.S. Public Finance Transactions

U.S. municipalities and related entities have been under increasing pressure over the last few quarters, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. The Company expects that bondholder rights will be enforced. However, given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has insured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code are: Jefferson County, Alabama and Stockton, California. The City Council of Harrisburg, Pennsylvania had also filed a purported bankruptcy petition, which was later dismissed by the bankruptcy court; a receiver for the City of Harrisburg was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011.

The Company has net exposure to Jefferson County, Alabama of $184 million as of December 31, 2012. On November 9, 2011, Jefferson County filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code.

•
Most of AGC’s net Jefferson County exposure relates to $183 million in sewer revenue exposure, all of which is assumed reinsurance. The sewer revenue warrants are secured by a pledge of the net revenues of the sewer system. The bankruptcy court has affirmed that the net revenues constitute a “special revenue” under Chapter 9. Therefore, the lien on net revenues of the sewer system survives the bankruptcy filing and such net revenues are not subject to the automatic stay during the pendency of Jefferson County’s bankruptcy case. BNY Mellon, as trustee, had brought a lawsuit regarding the amount of net revenues to which it is entitled. Since its bankruptcy filing, Jefferson County had been withholding estimated bankruptcy-related legal expenses and an amount representing a monthly reserve for future expenditures and depreciation and amortization from the monthly payments it had been making to the trustee from sewer revenues for Debt Service. On June 29, 2012 the Bankruptcy Court ruled that “Operating Expenses” as determined under the bond indenture do not include (1) a reserve for depreciation, amortization, or future expenditures, or (2) an estimate for professional fees and expenses, such that, after payment of Operating Expenses (as defined in the indenture), monies remaining in the Revenue Account created under the bond indenture must be distributed in accordance with the waterfall set forth in the indenture without withholding any monies for depreciation, amortization, reserves, or estimated expenditures that are the subject of this litigation. Whether sufficient net revenues will be available for the payment of regularly scheduled Debt Service ultimately depends on the bankruptcy court's valuation of the sewer revenue stream.

•
The Company also has assumed exposure of $1 million to warrants that are payable from Jefferson County's general fund on a "subject to appropriation" basis. In 2012 after Jefferson County chose not to make payment under its General Obligation bonds, so the Company has established a projected loss for these warrants as well.

On June 28, 2012, the City of Stockton, California filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. The Company's net exposure to Stockton's general fund is $32 million, consisting of lease revenue bonds. As of December 31, 2012, the Company had paid $7 million in net claims.

The Company has $8 million of net par exposure to The City of Harrisburg, Pennsylvania, all of which is BIG. The Company has paid $1 million in net claims as of December 31, 2012, and expects a full recovery.

The Company has $249 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

The Company has no remaining net par exposure to bonds secured by the excess free cash flow of the Foxwoods Casino, run by the Mashantucket Pequot Tribe. The Company had paid $4 million in net claims as of December 31, 2012 and expects full recovery of such amount.

The Company projects that its total future expected net loss across its troubled U.S. public finance credits (after projected recoveries of claims already paid) will be $22 million as of December 31, 2012, up from $21 million as of December 31, 2011.

Certain Selected European Country Transactions

The Company insures and reinsures credits with sub-sovereign exposure to various Spanish regions where a Spanish sovereign default causes the regions also to default. The Company's gross exposure to these credits is €19 million and its exposure net of reinsurance is €16 million. During 2012, the Company downgraded most of these exposures to the BB category due to concerns that these regions would not pay under their contractual obligations. As a result the Company estimated a net expected loss of $1 million compared to none as of December 31, 2011.

Manufactured Housing

The Company insures or reinsures a total of $77 million net par of securities backed by manufactured housing loans, a total of $74 million rated BIG. The Company has expected loss to be paid of $11 million as of December 31, 2012 compared to $5 million as of December 31, 2011.

Infrastructure Finance

The Company has exposure to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued; the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. For the one largest transaction with significant refinancing risk, the Company may be exposed to, and subsequently recover, payments aggregating $25 million. This transaction generally involve long-term infrastructure projects that are financed by bonds that mature prior to the expiration of the project concession. While the cash flows from these projects were expected to be sufficient to repay all of the debt over the life of the project concession, in order to pay the principal on the early maturing debt, the Company expected it to be refinanced in the market at or prior to its maturity. Due to market dislocation and increased credit spreads, the Company may have to pay a claim at the maturity of the securities, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments may take a long time and is uncertain. The claim payments are anticipated to occur substantially between 2018 and 2022, while the recoveries could take 27 years, depending on the transaction and the performance of the underlying collateral.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGC has lawsuits pending against a number of providers of representations and warranties in U.S. RMBS transactions it has insured, seeking damages. In all the lawsuits, AGC has alleged breaches of R&W in respect of the underlying loans in the transactions and failure to cure or repurchase defective loans identified by AGC to such persons. In addition, in the lawsuit that AGC and its affiliate AGM filed against DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), AGC and AGM have alleged breaches of contract in procuring falsely inflated shadow ratings (a condition to the issuance by AGC and AGM of its policies) by providing false and misleading information to the rating agencies.

•
J.P. Morgan: AGC has sued JPMorgan Chase & Co.’s affiliate EMC Mortgage LLC, J.P. Morgan Securities Inc. (formerly known as Bear, Stearns & Co. Inc.) and JPMorgan Chase Bank, N.A. in the Supreme Court of the State of New York on the SACO I Trust 2005-GP1 second lien transaction and EMC Mortgage LLC in the United States District Court for the Southern District of New York on the Bear Stearns Asset Backed Securities I Trust 2005-AC5 and Bear Stearns Asset Backed Securities I Trust 2005-AC6 first lien transactions.

•
Credit Suisse: AGC and AGM have sued DLJ and Credit Suisse in the Supreme Court of the State of New York on first lien U.S. RMBS transactions insured by them. The ones insured by AGC are: CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. On December 6, 2011, DLJ and Credit Suisse filed a motion to dismiss the cause of action asserting breach of the document containing the condition precedent regarding the rating of the securities and claims for recissionary damages and other relief in the complaint, and on October 11, 2012, the court granted the motion to dismiss. AGM and AGC intend to appeal the dismissal of certain of its claims. The causes of action against DLJ for breach of R&W and breach of its repurchase obligations remain.

“XXX” Life Insurance Transactions

In December 2008, AGUK filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

7.	Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIE assets and liabilities, are recorded separately at fair value.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is only recorded when the expected loss to be paid in the future exceed the unearned premium reserve on a contract by contract basis.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the “expected loss to be paid” on the contract. Such reduction in expected to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “expected loss to be paid” is not in excess of unearned premium reserve, or

•	the recording of a salvage asset with a benefit to the income statement if the expected loss is in a net cash inflow position at the reporting date.

The Company recognizes the expected recovery of claim payments made by an acquired subsidiary, including recoveries from settlement with R&W providers, prior to the date of acquisition consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, including the examination of additional loan files and our experience in recovering loans put back to the originator, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. The ceded component of salvage and subrogation is recorded in the line item reinsurance balances payable.

Expected Loss to be Expensed

Expected loss to be expensed represents past or future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods, based on current expected losses to be paid.

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves net of reinsurance and salvage and subrogation recoverable.

Loss and LAE Reserve (Recovery)
Net of Reinsurance and Salvage and Subrogation Recoverable
Insurance Contracts

	As of December 31, 2012			As of December 31, 2011
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$2	$1	$—	$1
Alt-A first lien	32	—	32	31	—	31
Option ARM	19	0	19	25	11	14
Subprime	3	0	3	3	0	3
Total first lien	56	0	56	60	11	49
Second lien:
Closed-end second lien	2	0	2	7	57	(50)
HELOC	19	18	1	37	19	18
Total second lien	21	18	3	44	76	(32)
Total U.S. RMBS	77	18	59	104	87	17
TruPS	1	—	1	8	—	8
Other structured finance	44	6	38	45	6	39
U.S. public finance	46	35	11	22	4	18
Non-U.S. public finance	4	—	4	3	0	3
Subtotal	172	59	113	182	97	85
Effect of consolidating FG VIEs	(11)	—	(11)	(18)	(67)	49
Total(1)	$161	$59	$102	$164	$30	$134
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the loss and LAE reserve and salvage and subrogation components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of December 31, 2012	As of December 31, 2011
	(in millions)
Loss and LAE reserve	$308	$296
Reinsurance recoverable on unpaid losses	(147)	(132)
Subtotal	161	164
Salvage and subrogation recoverable	(67)	(50)
Salvage and subrogation payable(1)	8	20
Subtotal	(59)	(30)
Other recoveries (2)	(29)	—
Subtotal	(88)	(30)
Financial guaranty net reserves (salvage)	$73	$134
___________________

(1)	Recorded as a component of reinsurance balances payable.

(2)	R&W recoveries recorded in other assets and other liabilities on the consolidated balance sheet.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W

	As of December 31, 2012			As of December 31, 2011
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)
	(in millions)
Salvage and subrogation recoverable	$46	$—	$46	$86	$(57)	$29
Loss and LAE reserve	97	(28)	69	121	(37)	84
____________________

(1)	The remaining benefit for R&W is not recorded on the balance sheet until the expected loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) for transactions with a net expected recovery, the addition of claim payments that have been made (and therefore are not included in expected loss to be paid) that are expected to be recovered in the future (and therefore have also reduced expected loss to be paid) and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Insurance Contracts

As of December 31, 2012
(in millions)
Net expected loss to be paid	$108
Less: net expected loss to be paid for FG VIEs	16
Total	92
Other recoveries (1)	29
Salvage and subrogation recoverable	67
Ceded salvage and subrogation recoverable (2)	(8)
Loss and LAE reserve	(307)
Reinsurance recoverable on unpaid losses	146
Net expected loss to be expensed (3)	$19
___________________

(1)	R&W recoveries recorded in other assets and other liabilities on the consolidated balance sheet.

(2)	Recorded in reinsurance balances payable on the consolidated balance sheet.

(3)	Excludes $6 million as of December 31, 2012 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to consolidated FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Insurance Contracts

As of December 31, 2012
(in millions)
2013 (January 1 - March 31)	$1
2013 (April 1 - June 30)	1
2013 (July 1 - September 30)	0
2013 (October 1–December 31)	0
Subtotal 2013	2
2014	1
2015	1
2016	1
2017	1
2018 - 2022	4
2023 - 2027	4
2028 - 2032	3
After 2032	2
Total present value basis(1)	19
Discount	(7)
Total future value	$12

____________________

(1)	Balances represent discounted amounts.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for non-derivative contracts. Amounts presented are net of reinsurance.

Loss and LAE Reported
on the Consolidated Statements of Operations

	Year Ended December 31,
	2012	2011	2010
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$0	$1
Alt-A first lien	3	5	7
Option ARM	25	(35)	32
Subprime	1	(23)	12
Total first lien	30	(53)	52
Second lien:
Closed end second lien	(4)	(5)	4
HELOC	(13)	33	41
Total second lien	(17)	28	45
Total U.S. RMBS	13	(25)	97
TruPS	(8)	9	—
Other structured finance	26	22	7
U.S. public finance	12	(20)	8
Non-U.S. public finance	(2)	1	1
Subtotal	41	(13)	113
Effect of consolidating FG VIEs	6	(4)	(4)
Total loss and LAE	$47	$(17)	$109

The following table provides information on non-derivative financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2012

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	70	(27)	50	(16)	61	(23)	181	—	181
Remaining weighted-average contract period (in years)	13.0	11.9	13.9	13.7	12.6	14.9	12.5	—	12.5
Outstanding exposure:
Principal	$1,925	$(453)	$754	$(163)	$2,454	$(1,009)	$3,508	$—	$3,508
Interest	1,065	(197)	622	(132)	705	(187)	1,876	—	1,876
Total(2)	$2,990	$(650)	$1,376	$(295)	$3,159	$(1,196)	$5,384	$—	$5,384
Expected cash outflows (inflows)	$28	$(4)	$110	$(18)	$1,021	$(367)	$770	$(121)	$649
Potential recoveries(3)	(29)	2	(34)	5	(747)	145	(658)	94	(564)
Subtotal	(1)	(2)	76	(13)	274	(222)	112	(27)	85
Discount	2	0	(20)	4	(74)	84	(4)	11	7
Present value of expected cash flows	$1	$(2)	$56	$(9)	$200	$(138)	$108	$(16)	$92
Unearned premium reserve	$15	$(3)	$13	$(3)	$22	$(11)	$33	$(7)	$26
Reserves (salvage)(4)	$(7)	$0	$43	$(6)	$186	$(132)	$84	$(11)	$73

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2011

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	83	(34)	38	(19)	52	(14)	173	—	173
Remaining weighted-average contract period (in years)	13.3	12.2	8.7	7.7	12.9	15.3	12.1	—	12.1
Outstanding exposure:
Principal	$2,396	$(556)	$532	$(94)	$2,483	$(1,022)	$3,739	$—	$3,739
Interest	1,350	(243)	197	(30)	717	(189)	1,802	—	1,802
Total(2)	$3,746	$(799)	$729	$(124)	$3,200	$(1,211)	$5,541	$—	$5,541
Expected cash outflows (inflows)	$120	$(20)	$246	$(27)	$645	$(269)	$695	$(138)	$557
Potential recoveries(3)	(128)	21	(169)	14	(344)	66	(540)	168	(372)
Subtotal	(8)	1	77	(13)	301	(203)	155	30	185
Discount	(1)	0	(13)	2	(132)	90	(54)	16	(38)
Present value of expected cash flows	$(9)	$1	$64	$(11)	$169	$(113)	$101	$46	$147
Unearned premium reserve	$4	$(1)	$6	$(1)	$27	$(14)	$21	$(5)	$16
Reserves (salvage)(4)	$(11)	$1	$59	$(10)	$149	$(103)	$85	$49	$134
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay. For example, with respect to variable rate demand obligations (“VRDOs”) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%—3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of December 31, 2012, AGC has insured approximately $1.5 billion of net par of VRDOs, of which approximately $167 million of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. As of the date of this filing, the Company has not been notified that a bank has terminated a liquidity facility as result of the January 2013 Moody's downgrade, nor has there been a failed remarketing of the VRDOs, although in some cases, VRDOs insured by AGC have remarketed at higher interest rates. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating AGC, vary depending on the transaction.

8.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2012, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2. The committed capital securities ("CCS") were transferred to Level 3 in the fair value hierarchy in the third quarter 2011 because the Company was no longer able to obtain the same level of pricing information as in past quarters. There were no transfers in or out Level 3 during 2012.

In May 2011, the FASB issued new guidance that develops common requirements for measuring fair value and for disclosing information about fair value measurements to improve the comparability of financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards. The new guidance clarifies the application of existing fair value measurement and disclosure requirements, changes certain principles related to measuring fair value, and requires additional disclosures about fair value measurements. The amendments were adopted in the first quarter of 2012. The Company did not have an impact on its financial position and results of operations as a result of these amendments.

Measured and Carried at Fair Value

Fixed Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur. The vast majority of fixed maturities are classified as Level 2.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At December 31, 2012, the Company used model processes to price seven fixed maturity securities, which was 3% or $83 million of the Company’s fixed maturity securities and short-term investments at fair value. Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); house price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Within other invested assets, $23 million are carried at fair value on a recurring basis as of December 31, 2012. These assets primarily comprise certain short-term investments and fixed maturity securities classified as trading and are Level 2 in the fair value hierarchy.

Other Assets

Committed Capital Securities

The fair value of CCS, which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the “AGC CCS Securities”) and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 17, Note Payable to Affiliate and Credit Facilities). The estimated current cost of the Company’s CCS depends on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

In the third quarter 2011, these securities were transferred to Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including a broker-dealer quote and the Company’s estimate of the term the securities will be outstanding. Prior to the third quarter 2011, the significant market inputs used were observable, therefore, the Company classified this fair value measurement as Level 2. The Company is no longer able to obtain the same level of pricing information as in past quarters.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value of the funds if a published daily value is not available (Level 2).

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts.

Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the Company’s contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining net premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Market conditions at December 31, 2012 were such that market prices of the Company’s CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under “Assumptions and Inputs” below. These models are primarily developed internally based on market conventions for similar transactions.

Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.
Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts.

•	How gross spread is calculated.

•	The allocation of gross spread among:

1.	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

2.	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

3.	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•	The weighted average life which is based on expected remaining contractual cash flows and Debt Service schedules, which are readily observable inputs since they are based on the CDS contractual terms.

•	The rates used to discount future expected cash flows.

The expected future premium cash flows for the Company’s credit derivatives were discounted at rates ranging from 0.2% to 2.8% at December 31, 2012 and 0.4% to 2.7% at December 31, 2011.

Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer its risk at the reporting date. The Company obtains gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions) as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type

	As of December 31, 2012	As of December 31, 2011
Based on actual collateral specific spreads	11%	10%
Based on market indices	80%	82%
Provided by the CDS counterparty	9%	8%
Total	100%	100%

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 64%, as of December 31, 2012 and approximately 65%, as of December 31, 2011 of the Company’s CDS contracts are fair valued using this minimum premium. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the Company’s contracts’ contractual terms typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor’s own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The Company premium received per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At December 31, 2012 and 2011, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

As of December 31, 2012 these contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and of amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 10, Consolidation of Variable Interest Entities.

The FG VIEs that are consolidated by the Company issued securities collateralized by closed-end second lien RMBS, first lien RMBS, subprime loans and other loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities in its entirety was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices were generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company, taking into account the timing of the potential default and the Company’s own credit rating. These inputs are utilized to project the future cash flows of the security and to evaluate the overall bond profile. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithm’s designed to aggregate market color, received by the third-party, on comparable bonds.

Changes in fair value of the FG VIEs’ assets and liabilities are included in fair value gains (losses) on FG VIEs within the consolidated statement of operations. Except for net credit impairment that triggers a claim on the financial guaranty contract (i.e. net expected loss to be paid as described in Note 6), the unrealized fair value gains (losses) related to the consolidated FG VIEs will reverse to zero over the terms of these financial instruments.

The fair value of the Company’s FG VIE assets is sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also sensitive to changes relating to estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Other Invested Assets

Within other invested assets, $12 million is comprised of surplus notes that are carried at their expected recovery value, which is a significant unobservable input, and is classified as Level 3 in the fair value hierarchy.

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to affiliate is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
U.S. government and agencies	$426	$—	$426	$—
Obligations of state and political subdivisions	1,860	—	1,837	23
Corporate securities	136	—	136	—
Mortgage-backed securities:
RMBS	101	—	67	34
CMBS	82	—	82	—
Asset-backed securities	26	—	—	26
Foreign government securities	92	—	92	—
Total fixed maturity securities	2,723	—	2,640	83
Short-term investments	130	58	72	—
Other invested assets	23	—	23	—
Credit derivative assets	388	—	—	388
FG VIEs’ assets, at fair value	818	—	—	818
Other assets(1)	40	14	5	21
Total assets carried at fair value	$4,122	$72	$2,740	$1,310
Liabilities:
Credit derivative liabilities	$1,512	$—	$—	$1,512
FG VIEs’ liabilities with recourse, at fair value	484	—	—	484
FG VIEs’ liabilities without recourse, at fair value	374	—	—	374
Total liabilities carried at fair value	$2,370	$—	$—	$2,370

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2011

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
U.S. government and agencies	$507	$—	$507	$—
Obligations of state and political subdivisions	1,727	—	1,727	—
Corporate securities	190	—	190	—
Mortgage-backed securities:
RMBS	124	—	99	25
CMBS	88	—	88	—
Asset-backed securities	18	—	12	6
Foreign government securities	95	—	95	—
Total fixed maturity securities	2,749	—	2,718	31
Short-term investments	152	2	150	—
Credit derivative assets	274	—	—	274
FG VIEs’ assets, at fair value	763	—	—	763
Other assets(1)	45	14	—	31
Total assets carried at fair value	$3,983	$16	$2,868	$1,099
Liabilities:
Credit derivative liabilities	$895	$—	$—	$895
FG VIEs’ liabilities with recourse, at fair value	471	—	—	471
FG VIEs’ liabilities without recourse, at fair value	358	—	—	358
Total liabilities carried at fair value	$1,724	$—	$—	$1,724
 ____________________

(1)	Includes fair value of CCS and supplemental executive retirement plan assets.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2012 and 2011.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2012

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value at December 31, 2011	$—		$25		$6		$763		$31		$(621)		$(471)		$(358)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	—	(2)	(3)	(2)	—	(2)	125	(3)	(10)	(4)	(498)	(6)	(54)	(3)	(74)	(3)
Other comprehensive income(loss)	(11)		6		3		—		—		—		—		—
Purchases	34		13		17		—		—		(100)	(7)	—		—
Settlements	—		(7)		—		(77)		—		95		49		58
FG VIE consolidations	—		—		—		7		—		—		(8)		—
Fair value at December 31, 2012	$23		$34		$26		$818		$21		$(1,124)		$(484)		$(374)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2012	$(11)		$6		$3		$215		$(10)		$(400)		$(59)		$(148)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2011

	Fixed Maturity Securities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value at December 31, 2010	$23		$12		$966		$—		$(958)		$(520)		$(496)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	3	(2)	1	(2)	(135)	(3)	20	(4)	327	(6)	28	(3)	64	(3)
Other comprehensive income (loss)	(16)		(6)		—		—		—		—		—
Purchases	37		—		—		—		—		—		—
Sales	(4)		—		—		—		—		—		—
Settlements	(7)		(1)		(86)		—		10		67		74
FG VIE consolidations	(11)		—		18		—		—		(46)		—
Transfers into Level 3	—		—		—		11		—		—		—
Fair value at December 31, 2011	$25		$6		$763		$31		$(621)		$(471)		$(358)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2011	$(16)		$(6)		$2		$20		$367		$29		$(9)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gain (loss) on committed capital securities.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)	Represents transferred ownership and assumed obligations related to a film securitization that AGC had previously guaranteed under a credit derivative contract.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs

Financial Instrument Description	Fair Value as of December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
Obligations of state and	$23	Discounted cash	Rate of inflation	1.0% - 3.0%
political subdivisions		flow	Cash flow receipts	85.8%
			Discount rate	4.3% - 9.0%
			Collateral recovery period	1 month - 43 years

RMBS	34	Discounted cash	CPR	0.8% - 7.5%
		flow	CDR	8.3% - 22.3%
			Severity	48.1% - 101.3%
			Yield	5.8% - 9.9%

Asset-backed securities:
XXX life insurance	26	Discounted cash	Yield	12.5%
transactions		flow

FG VIEs’ assets, at fair value	818	Discounted cash	CPR	1.0% - 10.9%
		flow	CDR	4.0% - 21.5%
			Loss severity	58.6% - 101.3%
			Yield	5.0% - 13.5%

Other assets	21	Discounted cash	Quotes from third party
		flow	pricing	$38 - $48
			Term (in years)	3 years

Liabilities:
Credit derivative liabilities, net	(1,124)	Discounted cash	Year 1 loss estimates	0.0% - 58.7%
		flow	Hedge cost (in bps)	67.5 - 678.4
			Bank profit (in bps)	3.8 - 1,312.9
			Internal floor (in bps)	7.0 - 30.0
			Internal credit rating	AAA - BIG

FG VIEs’ liabilities, at fair value	(858)	Discounted cash	CPR	1.0% - 10.9%
		flow	CDR	4.0% - 21.5%
			Loss severity	58.6% - 101.3%
			Yield	5.0% - 13.5%

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2012		As of December 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,723	$2,723	$2,749	$2,749
Short-term investments	130	130	152	152
Other invested assets	35	35	12	12
Credit derivative assets	388	388	274	274
FG VIEs’ assets, at fair value	818	818	763	763
Other assets	70	70	77	77
Liabilities:
Financial guaranty insurance contracts(1)	673	1,391	790	491
Note payable to affiliate	300	228	300	255
Credit derivative liabilities	1,512	1,512	895	895
FG VIEs’ liabilities with recourse, at fair value	484	484	471	471
FG VIEs’ liabilities without recourse, at fair value	374	374	358	358
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

9.	Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions expense or income and realized gains or losses related to their early termination. Net unrealized gains and losses on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 4.6 years at December 31, 2012 and 5.6 years at December 31, 2011. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of December 31, 2012				As of December 31, 2011
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$10,597	37.2%	37.0%	AAA	$12,405	37.2%	35.2%	AAA
Synthetic investment grade pooled corporate	430	30.0	29.1	AAA	704	29.9	30.0	AAA
TruPS CDOs	3,100	46.9	32.4	BB	3,409	46.9	31.4	BB
Market value CDOs of corporate obligations	1,583	41.3	33.9	AAA	2,304	38.7	27.1	AAA
Total pooled corporate obligations	15,710	39.4	35.6	AA+	18,822	38.9	33.3	AA+
U.S. RMBS:
Option ARM and Alt-A first lien	2,597	20.2	10.4	B+	3,114	19.6	13.6	BB−
Subprime first lien	2,698	29.8	52.6	A+	3,085	30.1	53.9	A+
Prime first lien	277	10.9	5.2	B	331	10.9	8.4	B
HELOCs	6	—	—	A+	8	—	—	AA−
Total U.S. RMBS	5,578	24.2	30.4	BBB	6,538	24.1	32.2	BBB
CMBS	3,238	33.3	41.8	AAA	3,605	32.6	38.9	AAA
Other	3,883	—	—	A	4,098	—	—	A
Total	$28,409			AA	$33,063			AA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.8 billion of exposure to three pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels at origination. The remaining $2.1 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $303 million is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2012		As of December 31, 2011
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
Super Senior	$6,627	23.3%	$7,357	22.3%
AAA	11,363	40.0	13,328	40.3
AA	1,392	4.9	2,309	7.0
A	2,108	7.4	2,138	6.4
BBB	2,176	7.7	2,406	7.3
BIG	4,743	16.7	5,525	16.7
Total credit derivative net par outstanding	$28,409	100.0%	$33,063	100.0%

Credit Derivative
U.S. Residential Mortgage-Backed Securities

	As of December 31, 2012				Net Change in Unrealized Gain (Loss)
Vintage	Net Par Outstanding (in millions)	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Rating	Year Ended December 31, 2012
					(in millions)
2004 and Prior	$90	6.4%	19.2%	A-	$3
2005	1,861	31.2	66.3	AA	16
2006	983	29.4	34.5	BBB+	(54)
2007	2,644	18.5	8.2	B	(431)
Total	$5,578	24.2%	30.4%	BBB	$(466)
____________________

(1)	Represents the sum of subordinate tranches and overcollateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Net credit derivative premiums received and receivable	$54	$68	$79
Net ceding commissions (paid and payable) received and receivable	6	7	8
Realized gains on credit derivatives	60	75	87
Terminations	—	(17)	—
Net credit derivative losses (paid and payable) recovered and recoverable	(158)	(77)	(13)
Total realized gains (losses) and other settlements on credit derivatives	(98)	(19)	74
Net unrealized gains (losses) on credit derivatives	(400)	346	(149)
Net change in fair value of credit derivatives	$(498)	$327	$(75)

In years ended December 31, 2012 and 2011, CDS contracts totaling $0.5 billion and $6.3 billion in net par were terminated resulting in accelerations of credit derivative revenue of $1 million in 2012 and $8 million in 2011. The Company paid $17 million to terminate several CMBS CDS transactions in 2011 which carried high rating agency capital charges.

Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, notional amounts, credit ratings of the referenced entities, expected terms, realized gains (losses) and other settlements, and the issuing company’s own credit rating, credit spreads and other market factors. Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 6), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives By Sector

	Year Ended December 31,
Asset Type	2012	2011	2010
	(in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$4	$6	$3
Synthetic investment grade pooled corporate	0	0	0
TruPS CDOs	12	12	46
Market value CDOs of corporate obligations	(1)	0	0
Total pooled corporate obligations	15	18	49
U.S. RMBS:
Option ARM and Alt-A first lien	(348)	242	(218)
Subprime first lien	(72)	17	(12)
Prime first lien	(46)	40	(8)
Total U.S. RMBS	(466)	299	(238)
CMBS	2	8	9
Other	49	21	31
Total	$(400)	$346	$(149)

During 2012, U.S. RMBS unrealized fair value losses were generated primarily in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors primarily as a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased.

In 2011, U.S. RMBS unrealized fair value gains were generated primarily in the Option ARM, Alt-A, prime first lien and subprime sectors primarily as a result of the increased cost to buy protection in AGC's name as the market cost of AGC's credit protection increased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased. The unrealized fair value gain in Other primarily resulted from tighter implied net spreads on a XXX life securitization transaction and a film securitization, which also resulted from the increased cost to buy protection in AGC's name.

In 2010, U.S. RMBS unrealized fair value losses were generated primarily in the Option ARM and Alt-A first lien sector due to internal ratings downgrades on several of these Option ARM and Alt-A first lien policies. The unrealized fair value gain within the TruPS CDO and Other asset classes resulted from tighter implied spreads. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased. During 2010, AGC's spreads widened. However, gains due to the widening of the Company's own CDS spreads were offset by declines in fair value resulting from price changes and the internal downgrades of several U.S. RMBS policies referenced above.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads.

Five Year CDS Spread on AGC

	As of December 31,
	2012	2011	2010
Quoted price of CDS contract (in basis points)	678	1,140	804

Components of Credit Derivative Assets (Liabilities)

	As of December 31, 2012	As of December 31, 2011
	(in millions)
Credit derivative assets	$388	$274
Credit derivative liabilities	(1,512)	(895)
Net fair value of credit derivatives	$(1,124)	$(621)

	As of December 31, 2012	As of December 31, 2011
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(3,129)	$(3,370)
Plus: Effect of AGC credit spread	2,005	2,749
Net fair value of credit derivatives	$(1,124)	$(621)

The fair value of CDS contracts at December 31, 2012 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are recent vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred securities. When looking at December 31, 2012 compared with December 31, 2011, there was a narrowing of spreads primarily relating to the Company’s Alt-A first lien and subprime RMBS transactions. This narrowing of spreads resulted in a gain of approximately $241 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread is due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, Trust-Preferred CDO, and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 6) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries (1)
Asset Type	As of December 31, 2012	As of December 31, 2011	As of December 31, 2012	As of December 31, 2011
	(in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$7	$2	$—	$—
Synthetic investment grade pooled corporate	1	1	—	—
TruPS CDOs	8	(3)	(12)	(30)
Market value CDOs of corporate obligations	1	3	—	—
Total pooled corporate obligations	17	3	(12)	(30)
U.S. RMBS:
Option ARM and Alt-A first lien	(829)	(447)	(102)	(155)
Subprime first lien	(44)	(3)	(58)	(60)
Prime first lien	(84)	(37)	—	—
Total U.S. RMBS	(957)	(487)	(160)	(215)
CMBS	(1)	(4)	—	—
Other	(183)	(133)	(67)	(65)
Total	$(1,124)	$(621)	$(239)	$(310)
____________________

(1)
Represents amount in excess of the present value of future installment fees to be received of $33 million as of December 31, 2012 and $36 million as of December 31, 2011. Includes R&W benefit of $181 million as of December 31, 2012 and $165 million as of December 31, 2011.

Ratings Sensitivities of Credit Derivative Contracts

Within the Company’s insured CDS portfolio, the transaction documentation for approximately $2.0 billion in CDS gross par insured as of December 31, 2012 provides that a downgrade of AGC's financial strength rating below BBB- or Baa3 would constitute a termination event that would allow the relevant CDS counterparty to terminate the affected transactions. If the CDS counterparty elected to terminate the affected transactions, AGFP, the affiliate of AGC that enters into the credit derivative transactions as the seller of protection, as to which AGC is the credit support provider, could be required to make a termination payment (or may be entitled to receive a termination payment from the CDS counterparty). Of the transactions described above, for one of the CDS counterparties, a downgrade of AGC's financial strength rating below A- or A3 (but not below BBB- or Baa3) would constitute a termination event for which AGC has the right to cure by posting collateral, assigning its rights and obligations in respect of the transactions to a third party, or seeking a third party guaranty of its obligations. No counterparty had a right to terminate any transactions as a result of the January 2013 Moody's downgrade of AGC. AGC does not believe that it can accurately estimate the termination payments that could be required to be made if, as a result of any such downgrade, a CDS counterparty terminated the affected transactions. These payments could have a material adverse effect on the Company’s liquidity and financial condition.

The transaction documentation for approximately $13.2 billion in CDS gross par insured as of December 31, 2012 requires AGC to post eligible collateral to secure its obligation to make payments under such contracts based on (i) the mark-to-market valuation of the underlying exposure and (ii) in some cases, AGC's financial strength ratings. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. As a result of the January 2013 Moody's downgrade of AGC's financial strength rating, AGC was required under such transaction documentation to post approximately $70 million of additional collateral, for a total amount posted by AGC of approximately $728 million (which amount reflects some of the eligible collateral being valued at a discount to the face amount).

•
For approximately $12.8 billion of such contracts, AGC has negotiated caps such that, after giving effect to the January 2013 Moody's downgrade of AGC, the posting requirement cannot exceed a certain fixed amount, regardless of the mark-to-market valuation of the exposure or the financial strength ratings of AGC. For such contracts, AGC need not post on a cash basis more than $675 million, which amount is already being posted by AGC and is part of the approximately $728 million it is posting.

•
For the remaining approximately $400 million of such contracts, AGC could be required from time to time to post additional collateral based on movements in the mark-to-market valuation of the underlying exposure. Of the $728 million being posted by AGC, approximately $68 million relate to such $400 million of notional.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2012

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(2,415)	$(1,291)
50% widening in spreads	(1,770)	(646)
25% widening in spreads	(1,447)	(323)
10% widening in spreads	(1,254)	(130)
Base Scenario	(1,124)	—
10% narrowing in spreads	(1,019)	105
25% narrowing in spreads	(860)	264
50% narrowing in spreads	(605)	519
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

10.	Consolidation of Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor does it act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity.

Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. AGC’s creditors do not have any rights with regard to the assets of the VIEs. Proceeds from sales, maturities, prepayments and interest from VIE assets may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and receivable and claims paid and expected to be paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 6, Expected Loss to be Paid.

Accounting Policy

For all years presented, the Company has evaluated whether it was the primary beneficiary or control party of its VIEs. If the Company concludes that it is the primary beneficiary it is required to consolidate the entire VIE in the Company's financial statements. The accounting rules governing the criteria for determining the primary beneficiary or control party of VIEs changed effective January 1, 2010.

Effective January 1, 2010, GAAP requires the Company to perform an analysis to determine whether its variable interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. This guidance requires an ongoing reassessment of whether the Company is the primary beneficiary of a VIE.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the Company's protective rights that could make it the control party have not been triggered, then it does not consolidate the VIE. As of December 31, 2012, the Company had issued financial guaranty contracts for approximately 600 VIEs that it did not consolidate.

The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analysis of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. Interest income and interest expense are derived from the trustee reports and included in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations. The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

Consolidated FG VIEs

Number of FG VIE's Consolidated

	Year Ended December 31,
	2012	2011	2010
Beginning of the year	7	5	3
Consolidated(1)	1	2	2
End of the year	8	7	5
____________________

(1)	Net loss on consolidation was $1 million in 2012, $55 million in 2011 and $5 million in 2010 and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $237 million. The aggregate unpaid principal of the FG VIEs’ assets was approximately $644 million greater than the aggregate fair value at December 31, 2012. The change in the instrument-specific credit risk of the FG VIEs’ assets for 2012 were gains of $93 million. The change in the instrument-specific credit risk of the FG VIE's assets for 2011 were losses of $35 million.

The aggregate unpaid principal balance was approximately $581 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2012.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2012			As of December 31, 2011
	Number of FG VIEs	Assets	Liabilities	Number of FG VIEs	Assets	Liabilities
	(dollars in millions)
With recourse:
Alt-A first lien	1	$47	$49	1	$48	$45
Subprime	1	7	8	—	—	—
Closed-end second lien	5	79	116	5	67	136
Life insurance	1	311	311	1	290	290
Total with recourse	8	444	484	7	405	471
Without recourse	—	374	374	—	358	358
Total	8	$818	$858	7	$763	$829

Gross Unpaid Principal for FG VIEs’ Liabilities
with Recourse

	As of December 31, 2012	As of December 31, 2011
	(in millions)
Gross unpaid principal for FG VIEs’ liabilities with recourse	$721	$765

Contractual maturities of FG VIE liabilities with recourse are due in 2027, 2033, 2037 and 2038 for the amounts of $35 million, $10 million, $635 million, and $41 million, respectively.

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income
and Shareholder’s Equity

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Net earned premiums	$(2)	$(1)	$(1)
Net investment income	(2)	(2)	—
Fair value gains (losses) on FG VIEs	95	(71)	3
Loss and LAE	(6)	4	4
Total pretax effect on net income	85	(70)	6
Less: tax provision (benefit)	30	(24)	2
Total effect on net income (loss)	$55	$(46)	$4

	As of December 31, 2012	As of December 31, 2011
	(in millions)
Total (decrease) increase on shareholder’s equity	$(26)	$(80)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. For the year ended December 31, 2012, the Company recorded a pre-tax fair value gain on FG VIEs of $95 million. The gain for the year is a result of a $107 million is R&W settlement with Deutsche Bank that closed during the second quarter of 2012. This gain was partially offset by a loss in the first quarter 2012, which mainly resulted from price appreciation on wrapped FG VIEs liabilities, as market participants gave more value to the guarantees provided by monoline insurers.

A pre-tax fair value loss of approximately $71 million was recorded on the consolidated FG VIEs during year ended December 31, 2011 and was primarily driven by consolidation of two additional VIEs, which resulted in a $55 million loss. The additional loss for the year was caused by deterioration on closed-end second lien transactions. The price decline was a result of underlying collateral deteriorating and change in market yields during the period.

Non-Consolidated VIEs

To date, the Company’s analysis have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

11.	Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio is fixed maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 98% based on fair value at December 31, 2012), and therefore carried at fair value. Changes in fair value for other than temporarily impaired securities are bifurcated between credit losses and non-credit changes in fair value. Credit losses on other-than-temporary impairment ("OTTI") securities are recorded in the statement of operations and the non-credit component of OTTI securities are recorded in OCI. For securities where the Company has the intent to sell, declines in fair value are recorded in the consolidated statements of operations. OTTI credit losses adjust the amortized cost of impaired securities and that amortized cost basis is not increased for any subsequent recoveries in fair value. However, the amortized cost basis is adjusted for accretion and amortization using the effective interest method with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in current income.

The Company purchased securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation bonds"). These securities were purchased at a discount and are accounted for excluding the effects of the Company's insurance on the securities.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Other invested assets include trading securities and a 50% equity investment acquired in a restructuring of an insured CDS and other investments. Other invested assets also include a surplus note receivable obtained as part of a restructuring of a CDS contract. The surplus note was recorded at fair value as of the date of the restructuring and is subject to a recoverability analysis each reporting period. Trading securities are recorded on a trade date basis and carried at fair value. Unrealized gains and losses on trading securities are reflected in net income. The Company's 50% equity investment is carried at its proportionate share of the underlying entity's equity value.

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash reported on the consolidated balance sheet does not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company's insurance subsidiaries to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than Temporary Impairments

Once an OTTI has occurred, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is recognized in earnings equal to the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date.

If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more likely than not it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates;

•	whether scheduled interest payments are past due; and

•	whether we have the intent to sell the security prior to its recovery in fair value.

For these securities the Company's formal review process includes analysis of the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an OTTI loss is recorded. The net present value is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis of an investment, as mentioned above, and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other data relevant to the collectability of the security. For mortgage‑backed and asset‑ backed securities, cash flow estimates also include prepayment assumptions and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The determination of the assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Investment Portfolio

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Net investment income increased in 2012 when compared to 2011 primarily due to higher income earned on loss mitigation bonds. Income earned on the general portfolio excluding loss mitigation bonds declined slightly due to lower reinvestment rates. Net investment income increased in 2011 compared to 2010 due to a shift from cash and short-term assets to the fixed income portfolio and additional earnings on higher invested asset balances. Accrued investment income on fixed maturity and short-term investments was $30 million as of December 31, 2012 and December 31, 2011.

Net Investment Income

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Income from fixed maturity securities	$102	$101	$87
Income from short-term investments	0	0	3
Gross investment income	102	101	90
Investment expenses	(2)	(2)	(2)
Net investment income	$100	$99	$88

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Realized gains on investment portfolio	$5	$7	$5
Realized losses on investment portfolio	0	(2)	(2)
OTTI:
Intent to sell	0	(2)	(1)
Credit component of OTTI securities	(11)	(2)	—
OTTI	(11)	(4)	(1)
Net realized investment gains (losses)	$(6)	$1	$2

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Balance, beginning of period	$4	$2	$2
Additions for credit losses on securities for which an OTTI was not previously recognized	11	1	—
Additions for credit losses on securities for which an OTTI was previously recognized	0	1	—
Balance, end of period	$15	$4	$2

Fixed Maturity Securities and Short Term Investments
by Security Type
As of December 31, 2012

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	15%	$404	$22	$0	$426	$—	AA+
Obligations of state and political subdivisions	64	1,713	158	(11)	1,860	2	AA
Corporate securities	5	123	13	0	136	—	A+
Mortgage-backed securities(4):
RMBS	4	118	6	(23)	101	(21)	A-
CMBS	3	74	8	0	82	—	AAA
Asset-backed securities	1	28	1	(3)	26	1	BIG
Foreign government securities	3	83	9	0	92	—	AAA
Total fixed maturity securities	95	2,543	217	(37)	2,723	(18)	AA
Short-term investments	5	130	0	0	130	—	AAA
Total investment portfolio	100%	$2,673	$217	$(37)	$2,853	$(18)	AA

Fixed Maturity Securities and Short Term Investments
by Security Type
As of December 31, 2011

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	17%	$479	$28	$—	$507	$—	AA+
Obligations of state and political subdivisions	59	1,625	102	0	1,727	2	AA
Corporate securities	7	182	9	(1)	190	0	A+
Mortgage-backed securities(4):
RMBS	5	146	7	(29)	124	1	A+
CMBS	3	82	6	0	88	—	AAA
Asset-backed securities	1	22	1	(5)	18	—	BBB+
Foreign government securities	3	86	9	—	95	—	AAA
Total fixed maturity securities	95	2,622	162	(35)	2,749	3	AA
Short-term investments	5	152	0	0	152	—	AAA
Total investment portfolio	100%	$2,774	$162	$(35)	$2,901	$3	AA
___________________

(1)	Based on amortized cost.

(2)	Accumulated Other Comprehensive Income ("AOCI").

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government agency obligations were approximately 41% of mortgage backed securities as of December 31, 2012 and 47% as of December 31, 2011 based on fair value.

The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions. As of December 31, 2012, amounts net of tax, in AOCI included a net unrealized loss of $12 million for securities for which the Company had recognized OTTI and a net unrealized gain of $128 million for securities for which the Company had not recognized OTTI. As of December 31, 2011, amounts, net of tax, in AOCI included a net unrealized gain of $2 million for securities for which the Company had recognized OTTI and a net unrealized gain of $80 million for securities for which the Company had not recognized OTTI.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. This is a high quality portfolio of municipal securities with an average rating of AA as of December 31, 2012 and December 31, 2011. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale municipal bond portfolio as of December 31, 2012 and December 31, 2011 by state, excluding $141 million and $160 million of pre-refunded bonds, respectively. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

Fair Value of Available-for-Sale Municipal Bond Portfolio by State
As of December 31, 2012

State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$33	$126	$132	$291	$263	AA
New York	—	36	180	216	196	AA
California	—	44	152	196	190	A+
Massachusetts	22	13	68	103	93	AA
Florida	13	14	75	102	93	AA-
Illinois	—	19	50	69	65	AA-
Washington	23	—	42	65	60	AA
Arizona	—	—	64	64	58	AA
Georgia	—	8	51	59	56	AA
Hawaii	21	7	18	46	42	AA
All others	95	86	327	508	469	AA
Total	$207	$353	$1,159	$1,719	$1,585	AA

Fair Value of Available-for-Sale Municipal Bond Portfolio by State
As of December 31, 2011

State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$32	$114	$146	$292	$275	AA
New York	—	36	167	203	193	AA
California	—	38	125	163	153	AA
Massachusetts	21	10	65	96	89	AA
Florida	—	27	69	96	90	AA
Washington	27	—	39	66	62	AA
Illinois	—	19	38	57	54	AA
Arizona	—	—	50	50	47	AA
Wisconsin	18	—	21	39	35	AA
Hawaii	21	—	17	38	36	AA
All others	87	84	296	467	444	AA
Total	$206	$328	$1,033	$1,567	$1,478	AA

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by water and sewer authorities and other utilities, transportation authorities, universities and healthcare providers.

Revenue Sources

	As of December 31, 2012		As of December 31, 2011
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Tax backed	$248	$225	$258	$244
Water and sewer	245	224	216	205
Transportation	214	196	194	184
Municipal utilities	162	149	160	152
Higher education	155	141	113	107
All others	135	141	92	89
Total	$1,159	$1,076	$1,033	$981
The Company’s investment portfolio is managed by four outside managers. As municipal investments are a material portion of the Company’s overall investment portfolio, the Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company’s portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager’s watch list of securities with the potential for downgrade.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2012

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$1	$0	$—	$—	$1	$0
Obligations of state and political subdivisions	29	(11)	—	—	29	(11)
Corporate securities	2	0	—	—	2	0
Mortgage-backed securities:
RMBS	3	(1)	12	(22)	15	(23)
CMBS	1	0	—	—	1	0
Asset-backed securities	—	—	9	(3)	9	(3)
Foreign government securities	2	0	—	—	2	0
Total	$38	$(12)	$21	$(25)	$59	$(37)
Number of securities		13		3		16
Number of securities with OTTI		—		2		2

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2011

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$11	$0	$11	$0	$22	$0
Corporate securities	11	(1)	—	—	11	(1)
Mortgage-backed securities:
RMBS	17	(26)	6	(3)	23	(29)
Asset-backed securities	—	—	6	(5)	6	(5)
Total	$39	$(27)	$23	$(8)	$62	$(35)
Number of securities		9		6		15
Number of securities with OTTI		1		1		2

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2012, three securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2012 was $25 million. The Company has determined that the unrealized losses recorded as of December 31, 2012 are yield related and not the result of other-than-temporary impairments.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of December 31, 2012 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2012

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$109	$110
Due after one year through five years	523	553
Due after five years through 10 years	397	443
Due after 10 years	1,322	1,434
Mortgage-backed securities:
RMBS	118	101
CMBS	74	82
Total	$2,543	$2,723

To fulfill state licensing requirements the Company has placed on deposit eligible securities of $9 million as of December 31, 2012 and 2011, respectively. To provide collateral for a letter of credit, the Company holds a fixed maturity investment in a segregated account equal to 120% of the letter of credit, which amounted to $3.5 million as of December 31, 2012 and 2011. In connection with an excess of loss reinsurance facility, $4 million were released from the trust to the reinsurers in the first quarter of 2013. See Note 14, Reinsurance and other Monoline Exposures.

Under certain derivative contracts, AGC is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on fair value assessments in excess of contractual thresholds. The fair value of AGC’s pledged securities totaled $659 million and $779 million as of December 31, 2012 and 2011, respectively. See Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives, for the effect of the downgrade on collateral posted.

No material investments of the Company were non-income producing for years ended December 31, 2012 and 2011, respectively.

Loss Mitigation Assets

One of the Company's strategies for mitigating losses has been to purchase insured securities that have expected losses at discounted prices. The Company may also obtain the obligations referenced in CDS transactions that have triggered the insured's obligation to put these bonds to AGC.

On January 1, 2012, the Company entered into an assignment and assumption agreement with AGFP, an affiliated company, whereby it received 100% of its interests in AGFP Holding LLC, including a fifty percent interest in Portfolio Funding Company LLC I (“PFC”), together with AGFP's obligations under a CDS contract. The Company provides a financial guaranty insurance policy guaranteeing AGFP's performance under that CDS contract. AGFP had acquired its interest in PFC, which owns the distribution rights of a motion picture film library, as part of loss mitigation efforts in 2010. The Company accounts for its interest in PFC as an equity investment and PFC's equity earnings are included in net change in fair value of credit derivatives, as these proceeds are used to offset the Company's obligations under the assignment and assumption agreement.  Also as part of the aforementioned loss mitigation efforts, PFC had provided a subordinated debt and a working capital facility valued at $38 million as of December 31, 2011. In January 2012, the subordinated debt and working capital facility were repaid in their entirety.

Loss Mitigation Assets
Carrying Value

	As of December 31,
	2012	2011
	(in millions)
Fixed maturity securities:
Obligations of state and political subdivisions	$23	$—
RMBS	34	25
Asset-backed securities	26	6
Other invested assets	41	12
Total	$124	$43

12.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements and compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (“NAIC”) and the Maryland Insurance Administration. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from statutory accounting practices, applicable to U.S. insurance companies, that are prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

•	acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned;

•	a contingency reserve is computed based on the following statutory requirements:

1)	for all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus

2)
for all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus but are reflected as assets under GAAP;

•
the amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is  generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage is subject to change based the amount of adjusted surplus;

•	insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

•	bonds are generally carried at amortized cost rather than fair value;

•	VIEs and refinancing vehicles are not consolidated;

•	surplus notes are recognized as surplus rather than as a liability unless approved for repayment;

•
present value of expected losses are discounted at 5% and recorded without consideration of the unearned premium reserve as opposed to discounted at the risk free rate at the end of each reporting period and only to the extent they exceed unearned premium reserve;

•	present value of installment premiums are not recorded on the balance sheets.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2012	2011	2012	2011	2010
	(in millions)
AGC	$905	$1,021	$31	$230	$(182)

Dividend Restrictions and Capital Requirements

AGC is a Maryland domiciled insurance company. As of December 31, 2012, the amount available for distribution from AGC during 2013 with notice to, but without prior approval of, the Maryland Commissioner of Insurance under the Maryland insurance law is approximately $91 million.

Dividends Paid

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Dividends paid by AGC to AGUS	$55	$30	$50

13.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest‑bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail. AGC files as part of a consolidated federal income tax return with its shareholder, AGUS and its U.S. taxpaying subsidiaries. Each company, as a member of the consolidated tax return group, pays its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses.

Provision for Income Taxes

AGC and AGUK are subject to U.S. and United Kingdom income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and United Kingdom authorities at marginal corporate income tax rates of 35% and 24.5%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2012, the U.K. corporation tax rate has been reduced to 24%, for the period April 1, 2011 to April 1, 2012 the U.K. corporation tax rate was 26% resulting in a blended tax rate of 24.5% in 2012 and prior to April 1, 2011, the U.K. corporation tax rate was 28% resulting in a blended tax rate of 26.5% in 2011.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$(125)	$143	$(35)
Tax-exempt interest	(19)	(19)	(15)
Provision to file adjustments	—	(1)	0
Change in liability for uncertain tax positions	2	2	2
Other	1	1	0
Total provision (benefit) for income taxes	$(141)	$126	$(48)
Effective tax rate	39.7%	30.9%	47.4%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election or as controlled foreign corporations are included at the U.S. statutory tax rate.

Components of Net Deferred Tax Assets

	As of December 31,
	2012	2011
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$320	$133
Losses and LAE reserves	87	89
Tax and loss bonds	9	25
Tax basis step-up	5	6
FG VIEs	14	43
Other	44	13
Total deferred income tax assets	479	309
Deferred tax liabilities:
Unearned premium reserve, net	13	12
Contingency reserves	9	30
Unrealized appreciation on investments	59	44
Unrealized gains on CCS	7	11
Other	20	3
Total deferred income tax liabilities	108	100
Net deferred income tax asset	$371	$209

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income that AGUS together with its U.S. subsidiaries has earned over the last three years and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 tax year. The IRS concluded its field work with respect to tax years 2006 through 2008 without adjustment. On February 20, 2013 the IRS notified AGUS that the Joint Committee on Taxation completed its review and has accepted the results of the IRS examination without exception.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The balance of unrecognized tax benefits will be reduced within the next twelve months due to the closing of an IRS audit. The Company does not expect the change to be material to the consolidated financial condition or results of operations.

	2012	2011	2010
	(in millions)
Balance as of January 1,	$15	$13	$11
Increase in unrecognized tax benefits as a result of position taken during the current period	2	2	2
Balance as of December 31,	17	$15	$13

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2012, the Company has accrued $1 million of interest.

The total amount of unrecognized tax benefits as at December 31, 2012, that would affect the effective tax rate, if recognized, is $17 million.

Liability For Tax Basis Step-Up Adjustment

In connection with the Company's initial public offering, the Company and ACE Financial Services Inc. (“AFS”), a subsidiary of ACE, entered into a tax allocation agreement, whereby the Company and AFS made a “Section 338 (h)(10)” election that has the effect of increasing the tax basis of certain affected subsidiaries' tangible and intangible assets to fair value. Future tax benefits that the Company derives from the election will be payable to AFS when realized by the Company. As a result of the election, the Company has adjusted its net deferred tax liability, to reflect the new tax basis of the Company's affected assets. The additional basis is expected to result in increased future income tax deductions and, accordingly, may reduce income taxes otherwise payable by the Company. Any tax benefit realized by the Company will be paid to AFS. Such tax benefits will generally be calculated by comparing the Company's affected subsidiaries' actual taxes to the taxes that would have been owed by those subsidiaries had the increase in basis not occurred. After a 15 year period, to the extent there remains an unrealized tax benefit, the Company and AFS will negotiate a settlement of the unrealized benefit based on the expected realization at that time.

As of December 31, 2012 and December 31, 2011, the liability for tax basis step-up adjustment, which is included in the Company's balance sheets in “Other liabilities,” was $6 million and $7 million, respectively. The Company has paid ACE and correspondingly reduced its liability by $1 million in 2012.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit- related losses would revert to zero.

The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

14.	Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums, the accounting model described in Note 4 is followed, for assumed and ceded financial guaranty insurance losses, the accounting model in Note 6 is followed.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

With respect to a significant portion of the Company’s in-force financial guaranty Assumed Business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the ceding company may have the right to recapture Assumed Business ceded to AGC and in most cases, assets representing the statutory unearned premium (net of ceding commissions) and loss reserves (if any), plus in certain cases an additional ceding commission, associated with that business.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

The effect of the cancellation of certain Assumed Business in 2010 was a decrease to net unearned premium reserve of $7 million and a decrease in net par of $617 million. There were no commutations for 2012 and 2011.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Premiums Written:
Direct	$46	$2	$31
Assumed(1)	25	(1)	(11)
Ceded(2)	(41)	(20)	8
Net	$30	$(19)	$28
Premiums Earned:
Direct	$119	$119	$122
Assumed	24	20	27
Ceded	(45)	(46)	(42)
Net	$98	$93	$107
Loss and LAE:
Direct	$73	$52	$145
Assumed	13	(8)	13
Ceded	(39)	(61)	(49)
Net	$47	$(17)	$109
____________________

(1)	Negative assumed premiums written were due to cancellations and changes in expected Debt Service schedules.

(2)	Positive ceded premiums written were due to commutations and changes in expected Debt Service schedules.

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At December 31, 2012, based on fair value, the Company had $125 million of fixed maturity securities in its investment portfolio wrapped by Ambac Assurance Corporation (“Ambac”), $99 million by National Public Finance Guarantee Corporation, $88 million by AGM and $6 million by other guarantors.

Exposure by Reinsurer

	Ratings as of April 4, 2013		Par Outstanding as of December 31, 2012
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies	(2)	(2)	$35,745	$671	$—
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR(3)	WR	2,141	—	—
Radian	Ba1	B+	193	1	1,036
Ambac	WR	WR	85	1,968	1,247
ACA Financial Guaranty Corp.	NR	WR	10	1	1
MBIA Inc.	(4)	(4)	—	1,458	3,561
CIFG Assurance North America Inc. ("CIFG")	WR	WR	—	109	2,696
Financial Guaranty Insurance Co.	WR	WR	—	1,229	270
Syncora Guarantee Inc.	WR	WR	—	725	16
Other	Various	Various	1	920	—
Non-Affiliated Companies			2,430	6,411	8,827
Total			$38,175	$7,082	$8,827
 ____________________

(1)	Includes $10,389 million in ceded par outstanding related to insured credit derivatives.

(2)	The affiliates of AGC are Assured Guaranty Re Ltd. and its subsidiaries (“AG Re”) rated Baa1 by Moody’s and AA- by S&P and AGM and its subsidiaries rated A2 by Moody’s and AA- by S&P.

(3)	Represents “Withdrawn Rating.”

(4)	MBIA Inc. includes various subsidiaries which are rated BB, CCC and WR by S&P and Caa2, B3, Baa2, WR and NR by Moody’s.

Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2012

	Internal Credit Rating
Reinsurer	Super Senior	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$1,731	$3,363	$5,148	$16,219	$6,329	$2,955	$35,745
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	177	836	144	463	322	199	2,141
Radian	—	—	—	53	140	—	193
Ambac	—	—	—	85	—	—	85
ACA Financial Guaranty Corp.	—	—	—	—	10	—	10
Other	—	—	—	1	—	—	1
Total	$1,908	$4,199	$5,292	$16,821	$6,801	$3,154	$38,175

In accordance with statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. The collateral posted by such reinsurers may be in the form of letters of credit or trust accounts. American Overseas Reinsurance Company Ltd., the one unauthorized reinsurer in the table above, posts collateral in trust for the benefit of the Company in an amount equal to 102% of the sum of its ceded unearned premium reserve, loss and LAE reserves and contingency reserves, all calculated on a statutory basis of accounting. The total collateral posted by American Overseas Reinsurance Company Ltd. as of December 31, 2012 exceeds $23 million.

Second-to-Pay
Insured Par Outstanding by Internal Rating
As of December 31, 2012(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	Super Senior	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$—	$576	$—	$—	$—	$—	$—	$95	$—	$—	$—	$671
Radian	—	—	—	1	—	—	—	—	—	—	—	1
Ambac	—	130	791	721	48	—	—	—	198	58	22	1,968
ACA Financial Guaranty Corp.	—	—	—	1	—	—	—	—	—	—	—	1
MBIA Inc.	52	206	793	185	—	—	—	29	19	154	20	1,458
CIFG	—	4	40	65	—	—	—	—	—	—	—	109
Financial Guaranty Insurance Co.	—	30	85	288	59	316	329	—	122	—	—	1,229
Syncora Guarantee Inc.	—	19	185	172	60	—	75	—	58	—	156	725
Other	—	—	920	—	—	—	—	—	—	—	—	920
Total	$52	$965	$2,814	$1,433	$167	$316	$404	$124	$397	$212	$198	$7,082
 ____________________

(1)	The Company's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2012

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies	$—	$(81)	$—	$198
American Overseas Reinsurance Company Ltd. (f/k/a Ram Re)	—	(2)	—	2
Ambac	4	—	(7)	—
MBIA Inc.	0	—	(17)	—
Financial Guaranty Insurance Company	0	—	(37)	—
Syncora Guarantee Inc.	—	—	28	—
Other	—	(4)	—	—
Total	$4	$(87)	$(33)	$200

Excess of Loss Reinsurance Facility

On January 22, 2012, AGC and AGM entered into an aggregate excess of loss reinsurance facility, effective as of January 1, 2012. The facility cover losses occurring from January 1, 2013 through December 31, 2020. It terminates on January 1, 2014 unless AGC and AGM choose to extend it. The facility covers U.S. public finance credits insured or reinsured by AGC and AGM as of September 30, 2011, excluding credits that were rated non-investment grade as of December 31, 2011 by Moody’s or S&P or internally by AGC or AGM and subject to certain per credit limits. The facility attaches when AGC’s or AGM’s net losses (net of AGC’s and AGM other reinsurance, other than pooling reinsurance provided to AGM by AGM’s subsidiaries and net of recoveries) exceed in the aggregate $2 billion and covers a portion of the next $600 million of losses, with the reinsurers assuming pro rata in the aggregate $435 million of the $600 million of losses and AGC and AGM jointly retaining the remaining $165 million of losses. The reinsurers are required to be rated at least AA− (Stable Outlook) through

December 31, 2014 or to post collateral sufficient to provide AGM and AGC with the same reinsurance credit as reinsurers rated AA−. AGM and AGC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. This obligation is secured by a pledge of the recoveries, which will be deposited into a trust for the benefit of the reinsurers. The Company has paid approximately $4 million of premiums during 2012. The remaining $4 million premium was released from the trust to the reinsurers in the first quarter of 2013.

Reinsurance Agreement with Radian Asset Assurance Inc.

On January 24, 2012, AGC entered into an agreement under which it has reinsured approximately $1.8 billion of Radian public finance par. In connection with the reinsurance assumption, the Company received a payment of $22 million. The reinsured portfolio was composed entirely of selected credits that met the Company’s underwriting standards.

15.	Related Party Transactions

Guarantees or Contingencies for Related Parties

AGC issues financial guaranty policies guaranteeing the obligations of its affiliate, AGFP, to various third‑party beneficiaries under credit default swap agreements. Please see Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives, for additional information on AGC's exposure to AGFP's CDS. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the ISDA master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

AGC and AGUK entered into a net worth maintenance agreement dated as of July 16, 2004 pursuant to which, in the event that AGUK's net worth falls below an amount equal to the greater of (i) £3.8 million or (ii) 110% of the amount of capital required by the Prudential Regulation Authority to be maintained by AGUK (such greater amount, the “Threshold Amount”), and such deficiency is at least £0.1 million, AGC will invest such additional funds as may be required to bring the capital of AGUK back to the Threshold Amount. In consideration for the guarantee provided by AGC, AGUK agrees to pay a fee each calendar quarter equal to £14 thousand. AGC also guarantees the lease obligations of AGUK for its lease of office space at 1 Finsbury Square, London.

Management, Service Contracts or Cost Sharing Arrangements

Under a Service Agreement between the Company and certain of its affiliates dated as of January 1, 2010, AGC provides insurance and certain support services, including actuarial, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services to its affiliates. Also under the Service Agreement, AGM makes available office space and equipment to AGC and certain of its affiliates. Costs and expenses under the Service Agreement are allocated directly, where possible, and where not possible, allocated between companies according to employee headcount multiplied by the percentage of employee time allocated to each company. Amounts are payable under the Service Agreement quarterly in arrears.

See Note 18, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGC.

For the years ended December 31, 2012, 2011 and 2010, the Company allocated expenses of $85 million, $75 million and $59 million, respectively, under these affiliate expense sharing agreements. The increase in the expenses that AGC allocated to affiliates was a result of an updated time study. The primary driver was an increase in expenses allocated to AGM which guaranteed the majority of new business in 2012 and 2011.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2012	2011
	(in millions)
Affiliated companies
AGM	$36	$16
AG Re	9	2
AGL	(17)	(15)
Other	3	2
Total	$31	$5

Note Payable to Affiliate

See Note 17, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

The Company assumes and cedes business to affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2012	2011
	(in millions)
Assets:
Ceded unearned premium reserve
AG Re	$345	$351
Reinsurance recoverable on unpaid losses
AG Re	146	130
Reinsurance recoverable on paid losses(1)
AG Re	6	4
Net credit derivative asset
AG Re	336	207
AGFP	14	16
Liabilities:
Ceded funds held(2)
AG Re	8	9
Reinsurance balances payable, net
AG Re	87	89
Other liabilities(3)
AG Re	96	96
Other information:
Exposure
Gross par outstanding
AG Re	35,710	38,870
AGM	35	31
____________________

(1)	Included in other assets on the consolidated balance sheets.

(2)	Included in other liabilities on the consolidated balance sheets.

(3)	Represents deferred ceding commissions.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Revenues:
Net earned premiums
AG Re	$(40)	$(44)	$(40)
Realized gains and other settlements
AG Re	23	8	(11)
AGFP	(68)	(8)	76
Net unrealized gains (losses) on credit derivatives
AG Re	115	(84)	35
Expenses:
Loss and loss adjustment expenses (recoveries)
AG Re	(39)	(60)	(47)
Commissions expense (income)
AG Re	(11)	(11)	(11)

16.	Commitments and Contingencies

Leases

The Company is party to various lease agreements accounted for as operating leases. In June 2008, AGC entered into a five-year lease agreement for New York City office space. Future minimum annual payments of $5 million for the first twelve month period and $6 million for subsequent twelve month periods commenced October 1, 2008 and are subject to escalation in building operating costs and real estate taxes. During second quarter 2009, the Company decided not to occupy the office space described above and subleased it to two tenants for total minimum annual payments of approximately $4 million until October 2013.

Rent expense was $3.4 million in 2012, $4.4 million in 2011 and $4.6 million in 2010.

Future Minimum Rental Payments

Year	(in millions)
2013	$5.4
2014	0.6
2015	0.6
2016	0.4
2017	—
Thereafter	—
Total	$7.0

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of its business, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 6, Expected Loss to be Paid "Recovery

Litigation", as of the date of this filing, AGC has filed complaints against certain sponsors and underwriters of RMBS securities that AGC had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

Beginning in July 2008, AGC’s affiliate AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco. Since that time, plaintiffs’ counsel has filed amended complaints against AGC and AGM and added additional plaintiffs. As of the date of this filing, the plaintiffs with complaints against AGC and AGM, among other financial guaranty insurers, are: (a) City of Los Angeles, acting by and through the Department of Water and Power; (b) City of Sacramento; (c) City of Los Angeles; (d) City of Oakland; (e) City of Riverside; (f) City of Stockton ; (g) County of Alameda; (h) Contra Costa County; (i) County of San Mateo; (j) Los Angeles World Airports; (k) City of Richmond; (l) Redwood City; (m) East Bay Municipal Utility District; (n) Sacramento Suburban Water District; (o) City of San Jose; (p) County of Tulare; (q) The Regents of the University of California; (r) The Redevelopment Agency of the City of Riverside; (s) The Public Financing Authority of the City of Riverside; (t) The Jewish Community Center of San Francisco; (u) The San Jose Redevelopment Agency; (v) The Redevelopment Agency of the City of Stockton; (w) The Public Financing Authority of the City of Stockton; and (x) The Olympic Club. Complaints filed by the City and County of San Francisco and the Sacramento Municipal Utility District were subsequently dismissed against AGC and AGM. These complaints allege that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer’s financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGC, AGM and the other defendants’ demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California’s antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP (“Strategic Lawsuit Against Public Participation”) motion to strike the complaints under California’s Code of Civil Procedure. On May 1, 2012, the court ruled in favor of the bond insurer defendants on the first prong of the anti-SLAPP motion as to the causes of action arising from the alleged conspiracy, but denied the motion as to those causes of action based on transaction specific representations and omissions about the bond insurer defendants’ credit ratings and financial health. Following a hearing on March 21, 2013, the court issued an oral ruling that, under the second prong of the anti-SLAPP motion, there had been no showing of an antitrust act claim against the defendants. The court scheduled another hearing on April 22, 2013 for oral arguments on the remaining causes of action, including the unfair business practices claims. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On April 8, 2011, AGC and its affiliate AG Re filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac’s disputes with AGC and AG Re concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac placed a number of insurance policies that it had issued, including policies reinsured by AGC and AG Re pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court has approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac has advised AGC and AG Re that it has and intends to continue to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by AGC and AG Re, pursuant to which Ambac will pay a combination of cash and surplus notes to the policyholder. AG Re and AGC have informed Ambac that they believe their only current payment obligation with respect to the commutations arises from the cash payment, and that there is no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac has disputed this position on one commutation and may take a similar position on subsequent commutations. On April 15, 2011, attorneys for the Wisconsin Insurance Commissioner, as Rehabilitator of Ambac’s segregated account, and for Ambac filed a motion with Lafayette County,Wisconsin, Circuit Court Judge William Johnston, asking him to find AGC and AG Re to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac’s payments in the form of surplus notes. On June 14, 2011, Judge Johnston issued an order granting the Rehabilitator’s and Ambac’s motion to enforce the injunction against AGC and AG Re and the parties filed a stipulation dismissing the Petition to Compel Arbitration without prejudice. AGC and AG Re have appealed Judge Johnston’s order to the Wisconsin Court of Appeals.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. With respect to the 28 credit derivative transactions, AGFP calculated that LBIE owes AGFP approximately $25 million, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. The decision is subject to appeal. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

17.	Note Payable to Affiliate and Credit Facilities

Accounting Policy

The note payable to affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGC incurred $15 million of interest expense during the years ended December 31, 2012, 2011 and 2010. AGC paid $15 million, $15 million and $15.5 million of interest to AGM during 2012, 2011 and 2010, respectively.

Letters of Credit

AGC entered into a letter of credit agreement in December 2011 with Bank of New York Mellon totaling approximately $2.9 million in connection with a 2008 lease for office space, which space was subsequently sublet. As of December 31, 2012, $2.9 million was outstanding under this letter of credit. This letter of credit expires in November 2013.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing. Initially, all of AGC CCS were issued to a special purpose pass-through trust (the “Pass-Through Trust”). The Pass-Through Trust was dissolved in April 2008 and the AGC CCS were distributed to the holders of the Pass-Through Trust’s securities. Neither the Pass-Through Trust nor the custodial trusts are consolidated in the Company’s financial statements.

Income distributions on the Pass-Through Trust Securities and AGC CCS were equal to an annualized rate of one-month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008. Following dissolution of the Pass-Through Trust, distributions on the AGC CCS Securities are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

18.	Employee Benefit Plans

Accounting Policy

AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2011, 2,565,007 common shares of AGL were available for grant under the Incentive Plan.

Stock Options

Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, Assured Guaranty has only issued nonqualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of Assured Guaranty's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Beginning in 2012, Assured Guaranty has granted performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price on the date of grant. These awards vest 100% on the third anniversary of grant date, if certain target hurdle prices are met. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. These restricted stock units generally vest in equal installments over a four-year period.

Performance Restricted Stock Units

Beginning in 2012, the Company has granted performance restricted stock units under the Incentive Plan. These awards vest 100% on the third anniversary of grant date, if certain target hurdle prices are met.

Employee Stock Purchase Plan

In January 2005, AGL established the Stock Purchase Plan in accordance with Internal Revenue Code Section 423. The Stock Purchase Plan was approved by shareholders at the 2005 Annual General Meeting. Participation in the Stock Purchase Plan is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10 percent of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85 percent of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. AGL reserved for issuance and purchases under the Stock Purchase Plan 350,000 shares of its common stock. AGL issued 54,612 shares in 2012, 50,523 shares in 2011, 54,101 shares in 2010 under the Stock Purchase Plan.

On November 8, 2012, the Board of Directors of Assured Guaranty adopted an amendment to the Stock Purchase Plan to increase the number of common shares reserved for delivery under the Stock Purchase Plan by 250,000 common shares, for a total of 600,000 common shares. The amendment is subject to the approval of Assured Guaranty's shareholders and will become effective if the shareholders approve it at Assured Guaranty's 2013 Annual General Meeting.

Share‑Based Compensation Expense

The following table presents stock based compensation costs by type of award and the effect of deferring such costs as policy acquisition costs, pre-tax. Amortization of previously deferred stock compensation costs is not shown in the table below.

Share‑Based Compensation Expense Summary

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Share‑Based Employee Cost
Recurring amortization	$2	$1	$3
Accelerated amortization for retirement eligible employees	0	2	3
Subtotal	2	3	6
ESPP	0	0	0
Total Share‑Based Employee Cost	2	3	6
Less: Share‑based compensation capitalized as DAC	0	1	1
Share‑based compensation expense	$2	$2	$5
Income tax benefit	$1	$1	$2

Defined Contribution Plan

The Company maintains savings incentive plans, which are qualified under Section 401(a) of the Internal Revenue Code. The U.S. savings incentive plan is available to eligible full-time employees upon hire. Eligible participants may contribute a percentage of their salary subject to a maximum of $17,000 for 2012. Contributions are matched by the Company at a rate of 100% up to 6% of participant's compensation, subject to IRS limitations. Any amounts over the IRS limits are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan for employees eligible to participate in such nonqualified plan. The Company also makes a core contribution of 6% of the participant's compensation to the qualified plan, subject to IRS limitations and the nonqualified supplemental executive retirement plan for eligible employees, regardless of whether the employee contributes to the plan(s). In addition, employees become fully vested in Company contributions after one year of service, as defined in the plan. Plan eligibility is immediate upon hire.

The Company recognized defined contribution expenses of $3 million, $4 million and $7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Cash-Based Compensation

Performance Retention Plan

Assured Guaranty has established the Assured Guaranty Ltd. Performance Retention Plan (“PRP”) which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A. The PRP is a sub-plan under Assured Guaranty's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation).

Assured Guaranty granted a limited number of PRP awards in 2007, which vested after four years of continued employment (or if earlier, on employment termination, if the participant's termination occured as a result of death, disability, or retirement). Participants received the designated award in a single lump sum in 2011.

Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. As of December 31, 2012, a limited number of awards had cliff vesting in five years. Operating return on equity and adjusted book value are defined in each PRP award agreement.

A payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

As described above, the performance measures used to determine the amounts distributable under the PRP are based on Assured Guaranty's operating return on equity and growth in per share adjusted book value, or in the case of the 2007 awards growth in adjusted book value, as defined. The Compensation Committee believes that management's focus on achievement of these performance measures will lead to increases in Assured Guaranty's intrinsic value.

The Company recognized performance retention plan expenses of $4 million, $2 million, and $7 million for the years ended December 31, 2012, 2011 and 2010, respectively, representing its proportionate share of the Assured Guaranty expense.

Deferred Compensation

In December 2011, certain executives of AGL elected to invest a portion of their accounts under the Assured Guaranty Corp. supplemental employee retirement plan (“AGC SERP”) in 68,181 units in the employer stock fund in the AGC SERP. Each unit in the employer stock fund represents the right to receive one AGL common share upon a distribution from the AGC SERP. The 68,181 units equals the number of AGL common shares which could have been purchased with the value of the account deemed invested in the employer stock fund as of the date of such election.

19.	Other Comprehensive Income

Year Ended December 31, 2012

	Net Unrealized Gains (Losses) on Investments	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$82	$(8)	$74
Other comprehensive income (loss)	34	3	37
Balance, December 31, 2012	$116	$(5)	$111

Year Ended December 31, 2011

	Net Unrealized Gains (Losses) on Investments	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2010	$14	$(7)	$7
Other comprehensive income (loss)	68	(1)	67
Balance, December 31, 2011	$82	$(8)	$74

Year Ended December 31, 2010

	Net Unrealized Gains (Losses) on Investments	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2009	$27	$(7)	$20
Other comprehensive income (loss)	(13)	0	(13)
Balance, December 31, 2010	$14	$(7)	$7